                                EXHIBIT 10.15











                         ASSET PURCHASE AGREEMENT

                        dated as of April __, 1998

                                   among

                      Family Bookstores Company, Inc.

                             Tandycrafts, Inc.

                                    and

                     The Development Association, Inc.

                          TABLE OF CONTENTS

          This Table of Contents is not part of the Agreement to which it is attached, but is inserted for convenience only.

                                                                       PAGE

ARTICLE I - SALE OF ASSETS AND CLOSING . . . . . . . . . . . . . . . . .  1

     1.01  Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.02  Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.03  Purchase Price; Allocation; Adjustment. . . . . . . . . . . .  7
     1.04  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     1.05  Prorations. . . . . . . . . . . . . . . . . . . . . . . . . . 10
     1.06  Further Assurances; Post-Closing Cooperation. . . . . . . . . 11
     1.07  Third-Party Consents. . . . . . . . . . . . . . . . . . . . . 12


ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER AND
             PARENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 13

     2.01  Organization of Seller and Parent . . . . . . . . . . . . . . 13
     2.02  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     2.03  No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . 14
     2.04  Governmental Approvals and Filings. . . . . . . . . . . . . . 15
     2.05  Books and Records . . . . . . . . . . . . . . . . . . . . . . 15
     2.06  Financial Statements. . . . . . . . . . . . . . . . . . . . . 15
     2.07  Absence of Changes. . . . . . . . . . . . . . . . . . . . . . 15
     2.08  No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . 15
     2.09  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     2.10  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . 16
     2.11  Compliance With Laws and Orders . . . . . . . . . . . . . . . 17
     2.12  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . 17
     2.13  Real Property Leases. . . . . . . . . . . . . . . . . . . . . 18
     2.14  Tangible Personal Property. . . . . . . . . . . . . . . . . . 19
     2.15  Intellectual Property Rights. . . . . . . . . . . . . . . . . 19
     2.16  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     2.17  Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     2.18  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     2.19  Affiliate Transactions. . . . . . . . . . . . . . . . . . . . 22
     2.20  Employees; Labor Relations. . . . . . . . . . . . . . . . . . 23
     2.21  Environmental Matters.. . . . . . . . . . . . . . . . . . . . 23
     2.22  Substantial Suppliers.. . . . . . . . . . . . . . . . . . . . 25
     2.23  Accounts Receivable.. . . . . . . . . . . . . . . . . . . . . 25
     2.24  Inventory.. . . . . . . . . . . . . . . . . . . . . . . . . . 25
     2.25  Vehicles. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     2.26  No Guarantees . . . . . . . . . . . . . . . . . . . . . . . . 26
     2.27  Entire Business . . . . . . . . . . . . . . . . . . . . . . . 26
     2.28  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     2.29  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 26

                                                                       PAGE

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . 27

     3.01  Organization. . . . . . . . . . . . . . . . . . . . . . . . . 27
     3.02  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     3.03  No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . 27
     3.04  Governmental Approvals and Filings. . . . . . . . . . . . . . 28
     3.05  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . 28
     3.06  Financial Statements. . . . . . . . . . . . . . . . . . . . . 28
     3.07  Absence of Changes. . . . . . . . . . . . . . . . . . . . . . 28
     3.08  No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . 29
     3.09  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     3.10  Compliance With Laws and Orders . . . . . . . . . . . . . . . 29
     3.11  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . 29


ARTICLE IV - COVENANTS OF SELLER AND PARENT. . . . . . . . . . . . . . . 29

     4.01  Regulatory and Other Approvals. . . . . . . . . . . . . . . . 30
     4.02  Investigation by Purchaser. . . . . . . . . . . . . . . . . . 30
     4.03  No Solicitations. . . . . . . . . . . . . . . . . . . . . . . 31
     4.04  Conduct of Business . . . . . . . . . . . . . . . . . . . . . 31
     4.05  Financial Statements and Reports. . . . . . . . . . . . . . . 32
     4.06  Certain Restrictions. . . . . . . . . . . . . . . . . . . . . 33
     4.07  Security Deposits . . . . . . . . . . . . . . . . . . . . . . 34
     4.08  Delivery of Books and Records, etc.; Removal of Property. . . 34
     4.09  Noncompetition. . . . . . . . . . . . . . . . . . . . . . . . 35
     4.10  Notice and Cure . . . . . . . . . . . . . . . . . . . . . . . 36
     4.11  Fulfillment of Conditions . . . . . . . . . . . . . . . . . . 37
     4.12  Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . . 37
     4.13  Store Leases. . . . . . . . . . . . . . . . . . . . . . . . . 37
     4.14  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     4.15  Use of Name . . . . . . . . . . . . . . . . . . . . . . . . . 38


ARTICLE V - COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . . . 38

     5.01  Regulatory and Other Approvals. . . . . . . . . . . . . . . . 38
     5.02  Notice and Cure . . . . . . . . . . . . . . . . . . . . . . . 39
     5.03  Fulfillment of Conditions . . . . . . . . . . . . . . . . . . 39
     5.04  Store Opening Funds . . . . . . . . . . . . . . . . . . . . . 39


ARTICLE VI - CONDITIONS TO OBLIGATIONS OF PURCHASER. . . . . . . . . . . 40

     6.01  Representations and Warranties. . . . . . . . . . . . . . . . 40
     6.02  Performance . . . . . . . . . . . . . . . . . . . . . . . . . 40
     6.03  Officers' Certificates. . . . . . . . . . . . . . . . . . . . 40
     6.04  Orders and Laws . . . . . . . . . . . . . . . . . . . . . . . 40
     6.05  Regulatory Consents and Approvals.. . . . . . . . . . . . . . 41

                                                                       PAGE

     6.06  Third Party Consents. . . . . . . . . . . . . . . . . . . . . 41
     6.07  Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . 41
     6.08  Real Property Leases. . . . . . . . . . . . . . . . . . . . . 41
     6.09  Financing.. . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.10  Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.11  Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.12  Computer Services Agreement . . . . . . . . . . . . . . . . . 42
     6.13  No Material Adverse Change. . . . . . . . . . . . . . . . . . 42


ARTICLE VII - CONDITIONS TO OBLIGATIONS OF SELLER AND PARENT . . . . . . 43

     7.01  Representations and Warranties. . . . . . . . . . . . . . . . 43
     7.02  Performance . . . . . . . . . . . . . . . . . . . . . . . . . 43
     7.03  Officers' Certificates. . . . . . . . . . . . . . . . . . . . 43
     7.04  Orders and Laws . . . . . . . . . . . . . . . . . . . . . . . 43
     7.05  Regulatory Consents and Approvals.. . . . . . . . . . . . . . 43
     7.06  Third Party Consents. . . . . . . . . . . . . . . . . . . . . 44
     7.07  Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . 44
     7.08  Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . 44
     7.09  Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . 44
     7.10  Computer Services Agreement . . . . . . . . . . . . . . . . . 44
     7.11  No Material Adverse Change. . . . . . . . . . . . . . . . . . 44
     7.12  Additional Indebtedness . . . . . . . . . . . . . . . . . . . 45


ARTICLE VIII - SURVIVAL OF REPRESENTATIONS, WARRANTIES,
               COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . . . . 45

     8.01  Survival of Representations, Warranties, Covenants and
           Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . 45


ARTICLE IX - INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . 46

     9.01  Indemnification . . . . . . . . . . . . . . . . . . . . . . . 46
     9.02  Method of Asserting Claims. . . . . . . . . . . . . . . . . . 48


ARTICLE X - TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . 52

     10.01 Termination . . . . . . . . . . . . . . . . . . . . . . . . . 52
     10.02 Liabilities in Event of Termination . . . . . . . . . . . . . 53
     10.03 Termination Fee . . . . . . . . . . . . . . . . . . . . . . . 53

                                                                       PAGE

ARTICLE XI - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . 54

     11.01  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . 54


ARTICLE XII - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . 64

     12.01  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     12.02  Bulk Sales Act.. . . . . . . . . . . . . . . . . . . . . . . 65
     12.03  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 66
     12.04  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . 66
     12.05  Public Announcements.. . . . . . . . . . . . . . . . . . . . 66
     12.06  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . 66
     12.07  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     12.08  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . 67
     12.09  No Third Party Beneficiary . . . . . . . . . . . . . . . . . 67
     12.10  No Assignment; Binding Effect. . . . . . . . . . . . . . . . 67
     12.11  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . 68
     12.12  Consent to Jurisdiction and Service of Process.. . . . . . . 68
     12.13  Invalid Provisions . . . . . . . . . . . . . . . . . . . . . 68
     12.14  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . 69
     12.15  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 69

                            EXHIBITS

       Exhibit A      Assignment and Assumption Agreement
       Exhibit B      Nonnegotiable Promissory Note
       Exhibit C      Officer's Certificate of Seller
       Exhibit D      Secretary's Certificate of Seller
       Exhibit E      Opinion of Counsel to Seller
       Exhibit F      Estoppel Certificate and Consent to Assignment
       Exhibit G      Officer's Certificate of Purchaser
       Exhibit H      Secretary's Certificate of Purchaser
       Exhibit I      Opinion of Counsel to Purchaser

          This Agreement is an ASSET PURCHASE AGREEMENT dated as of April __, 1998, among FAMILY BOOKSTORES COMPANY, INC., a Michigan corporation ("Purchaser"), TANDYCRAFTS, INC., a Delaware corporation ("Parent"), and THE DEVELOPMENT ASSOCIATION, INC., a Texas corporation and wholly owned subsidiary of Parent ("Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 11.01(a).

          WHEREAS, Seller is engaged in the retail distribution and sale of Christian Bibles, Christian books (including Christian family and inspirational books), and related gifts, music and novelty items (the "Business"); and

          WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain of the assets of Seller used in the Business and, in connection therewith, Purchaser has agreed to assume certain of the obligations of Seller relating to the Business, all on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser, Parent and Seller agree as follows:

                           ARTICLE I

                   SALE OF ASSETS AND CLOSING

     1.01 ASSETS.

          (a) ASSETS TRANSFERRED. On the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, free and clear of all Liens other than Permitted Liens, all of Seller's right, title and interest in, to and under the Seller Assets. For purposes of this Agreement, "Seller Assets" means all the Assets and Properties of Seller operated, owned or leased by Seller used in the Business at any of Seller's retail store locations (a "Store") or otherwise on the Closing Date wherever located, including, without limitation, the following:

               (i) REAL PROPERTY LEASES. (A) The leases and subleases of real property for any Store or other location described in SECTION 1.01(a)(i) OF THE DISCLOSURE SCHEDULE as to which Seller is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits, credits, prepayments and profits appurtenant to or related to such leases and subleases (the leases and subleases described in this subclause, collectively, the "Real Property Leases");

               (ii) INVENTORY. All goods which are included for sale to customers, copies of all video cassettes and feature films held for rental to such customers, copies of all demonstration audio cassettes or other miscellaneous recordings intended for use at the Stores, which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers' premises on consignment, in each case, which are used or held for use by Seller in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories, but subject to the limitations on inventory to be acquired by Purchaser pursuant to Section 1.03(c)(i) of this Agreement and PROVIDED, HOWEVER, that Purchaser shall acquire goods in transit to Seller together with the rights of Seller against the suppliers of the goods in transit only to the extent that Purchaser has assumed the liability with respect to the related trade payable pursuant to Section 1.02(a)(v) of this Agreement (the "Inventory");

               (iii) ACCOUNTS RECEIVABLE. All trade accounts receivable and all notes, bonds and other evidences of rights to receive payments arising out of sales occurring in the conduct of the Business and the Security Agreements related thereto, including any rights of Seller with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith (the "Accounts Receivable");

               (iv) TANGIBLE PERSONAL PROPERTY. All furniture, fixtures, equipment, machinery, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto and other tangible personal property (other than the Inventory and the Vehicles) used or held for use by Seller in the conduct of the Business at the locations at which the Business is conducted or at customers' premises on consignment, or otherwise used or held for use by Seller in the conduct of the Business (including but not limited to the items listed in SECTION 1.01(a)(iv) OF THE DISCLOSURE SCHEDULE), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, but excluding Seller's Computer Equipment (the "Tangible Personal Property");

               (v) PERSONAL PROPERTY LEASES. (A) The leases or subleases of tangible personal property described in SECTION 1.01(a)(v)(A) OF THE DISCLOSURE SCHEDULE as to which Seller is the lessor or sublessor and (B) the leases of tangible
          personal property described in   SECTION 1.01(a)(v)(B) OF
          THE DISCLOSURE SCHEDULE as to which Seller is the lessee or sublessee, together with any options to purchase the underlying property, and in each case all other rights, subleases, credits, prepayments and profits related to such leases and subleases (the leases and subleases described in subclauses (A) and (B), collectively, the "Personal Property Leases");

               (vi) BUSINESS CONTRACTS. All Contracts (other than the Real Property Leases, the Personal Property Leases and the Accounts Receivable) to which Seller is a party, which are utilized in the conduct of the Business, including Contracts relating to suppliers, sales representatives, distributors, purchase orders, marketing arrangements and manufacturing arrangements and which are listed in SECTION 1.01(a)(vi) OF THE DISCLOSURE SCHEDULE (the "Business Contracts");

               (vii) PREPAID EXPENSES AND GOODWILL. Except as set forth in Section 1.05, all prepaid expenses relating to the Business, including the items listed SECTION 1.01(a)(vii) OF THE DISCLOSURE SCHEDULE (the "Prepaid Expenses"), and all goodwill relating to the Business;

               (viii) INTANGIBLE PERSONAL PROPERTY. All Intellectual Property used or held for use by Seller in the conduct of the Business and all rights, manufacturer's warranties of any tangible personal properties, privileges, claims, causes of action and options relating or pertaining to the Business or the Seller Assets, including the right to redeem and receive the benefit of any unredeemed coupons issued by vendors to the Stores (except for credits relating to such coupons for inventory of the Business retained by Seller after the Closing) and the items listed in
          SECTION 1.01(a)(viii) OF THE DISCLOSURE SCHEDULE (the "Intangible Personal Property");

               (ix) LICENSES. To the extent their transfer is permitted under the terms thereof or under applicable Laws, all Licenses (including Environmental Permits) utilized in the conduct of the Business, including the Licenses listed in SECTION 1.01(a)(ix) OF THE DISCLOSURE SCHEDULE (the "Business Licenses");

               (x) VEHICLES. All motor vehicles owned or leased by Seller and used or held for use in the conduct of the Business, including the vehicles listed in Section
          1.01(a)(x) OF THE DISCLOSURE SCHEDULE (the "Vehicles");

               (xi) SECURITY DEPOSITS. All security deposits deposited by or on behalf of Seller as lessee or sublessee, or the benefit of any unapplied advance rents, under the Real Property Leases (the "Tenant Security Deposits");

               (xii) BOOKS AND RECORDS. All Books and Records used or held for use in the conduct of the Business or otherwise relating to the Seller Assets that are located at any Store, and copies of any such Books and Records located at Seller's headquarters office that Purchaser may request reasonably, other than the minute books, stock certificates and books, stock transfer ledgers, communications to Seller's directors or shareholders, and corporate seal of Seller (the "Business Books and Records"); and

               (xiii) STORE OPENING FUNDS. Cash register funds in the amount of $150 for each cash register at each Store (the "Store Opening Funds").

               (xiv) OTHER ASSETS AND PROPERTIES. All other Assets and Properties of Seller used or held for use in connection with the Business, except as otherwise provided in
          Section 1.01(b) (the "Other Assets").

          Seller agrees to confirm the sale of the Seller Assets on the Closing Date by the execution and delivery to Purchaser, on the Closing Date, of the Assignment and Assumption Agreement.

          (b)  EXCLUDED ASSETS.  Notwithstanding anything in this
     Agreement to the contrary, the following Assets and Properties of Seller (the "Excluded Assets") shall be excluded from and shall not constitute Seller Assets:

               (i) CASH AND INVESTMENT ASSETS. Cash, certificates of deposit and other bank deposits, treasury bills and other cash equivalents and Investment Assets;

               (ii) CORPORATE RECORDS. The minute books, stock transfer books, communications to Seller's directors and shareholders and corporate seal of Seller and all other Books and Records of Seller other than the Business Books and Records;

               (iii) COMPUTER EQUIPMENT. The data processing equipment, including point of sale equipment, and related software of Seller and all computers, phone systems, voice mail, e-mail and similar and related equipment located at the home office of Seller or Parent ("Seller's Computer Equipment");

               (iv) EXCLUDED OBLIGATIONS. The rights of Seller in, to and under all Contracts and Licenses of any nature, the obligations of Seller under which expressly are not assumed by Purchaser pursuant to Section 1.02(a);

               (v)  J MAR DIVISION.  The assets and properties of
          Seller used solely to conduct business in the J Mar division of the Seller;

               (vi) RESOURCES; REFUNDS; AND CREDITS. The rights of Seller in any recoveries under insurance or litigation arising out of or relating to events that occurred prior to the Closing Date; Seller's credits for any inventory of the Business that Purchaser shall not acquire pursuant to this Agreement; Seller's rights to any refunds or adjustments relating to Taxes; any intercompany receivables and prepaid expenses between Parent and Seller; and credits against trade accounts payable retained by Seller; and

               (vii) THIS AGREEMENT. The Seller's rights under this Agreement and any Operative Agreement.

     1.02 LIABILITIES.

          (a) ASSUMED LIABILITIES. In connection with the sale, transfer, conveyance, assignment and delivery of the Seller Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of Seller arising in connection with the operation of the Business, as the same shall exist on the Closing Date (the "Assumed Liabilities"), and no others:

               (i) REAL PROPERTY LEASE OBLIGATIONS. For all Real Property Leases transferred to Purchaser at the Closing or as to which the Purchaser is a subleasee, all obligations of Seller under the Real Property Leases listed in
          Schedule 1.01(a)(i) of the Disclosure Schedule arising and to be performed on or after the Closing Date, and excluding all such obligations arising or to be performed prior to the Closing Date;

               (ii) PERSONAL PROPERTY LEASE OBLIGATIONS. For all Personal Property Leases transferred to the Purchaser at the Closing, all obligations of Seller under the Personal Property Leases listed in Schedule 1.01(a)(v) of the Disclosure Schedule arising and to be performed on or after the Closing Date, and excluding all such obligations arising or to be performed prior to the Closing Date;

               (iii) OBLIGATIONS UNDER CONTRACTS AND LICENSES. For all Business Contracts and Business Licenses assigned to Purchaser at the Closing, all obligations of Seller under the Business Contracts and Business Licenses listed in
          Schedule 1.01(a)(vi) or (ix) arising and to be performed on or after the Closing Date, and excluding all such obligations arising or to be performed prior to the Closing Date; and

               (iv) GIFT CERTIFICATES OUTSTANDING. All obligations of Seller for any gift certificate issued and outstanding as set forth in SECTION 1.02(a)(iv) OF THE DISCLOSURE SCHEDULE (the "Gift Certificates Outstanding").

               (v) TRADE PAYABLES. All trade payables for inventory acquired by Purchaser pursuant to Section 1.03(c)(i)(A), but only to the extent provided in Section 1.03(c)(i)(B).

          Purchaser agrees to confirm such assumption by the execution and delivery to Seller, on the Closing Date, of the Assignment and Assumption Agreement. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume any of the obligations for which Seller shall be liable as provided in Section 1.05, and the same shall be excluded from the definition of "Assumed Liabilities" for all purposes of this Agreement.

          (b) RETAINED LIABILITIES. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller or Parent (including, without limitation, those related to the Business) of any kind, character or description whatsoever (the "Retained Liabilities"). Parent shall cause Seller to discharge when due or to make adequate provision for all of the Retained Liabilities, PROVIDED that each of Seller and Parent shall have the ability to contest, in good faith, any claim of liability asserted in respect thereof by any Person. Notwithstanding anything in Section 1.02(a) or in any other provision of this Agreement to the contrary, the following shall be Retained Liabilities:

               (i)  any liability or obligation relating to Excluded
          Assets;

               (ii) any liability or obligation to relating to Indebtedness of Seller or Parent; and

               (iii) any claim, liability or obligation relating to Taxes with respect to Seller or the Business for any period or portion thereof ending on or before the Closing Date, or arising out of any tax sharing agreement or the transactions contemplated by this Agreement.

     1.03 PURCHASE PRICE; ALLOCATION; ADJUSTMENT.

          (A)  PURCHASE PRICE.  In addition to the Assumed
     Liabilities, the aggregate purchase price for the Seller Assets and for the covenant of Seller and Parent contained in
     Section 4.09 is U.S. $11,500,000, subject to adjustment as provided in paragraph (c) below (the "Purchase Price"), payable in the manner provided in paragraph (d) below.

          (b) ALLOCATION OF PURCHASE PRICE. Purchaser and Seller shall negotiate in good faith prior to the Closing Date and determine the allocation of the consideration paid by Purchaser for the Seller Assets and the covenant of Seller and Parent contained in Section 4.09, and each agree that $25,000 will be allocated to the covenants of Seller and Parent contained in
     Section 4.09. Each party hereto agrees (i) that any such allocation shall be consistent with paragraph (a) above and the requirements of Section 1060 of the Code and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its Federal income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs and
     (iii) that no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other parties hereto.

          (c) ADJUSTMENT OF PURCHASE PRICE. The Purchase Price shall be determined by making the following adjustments. The adjustments shall be made to the principal payment or payments that first become due under the Promissory Note, except for any increase in the Purchase Price pursuant to Section 1.03(c)(v), which shall be added to the cash payment to be made at the Closing.

               (i) RGIS, a national inventory service company, shall conduct a physical inventory on or near the Closing Date and the physical inventory shall be valued at Seller's average vendor cost determined on a basis consistent with the Seller's current accounting practices (the "Inventory Valuation"). The Inventory Valuation shall not be adjusted for any leftover "seasonal" product, "dated" items (such as old calendars), or obsolete, defective or unsalable items. Seller and Purchaser shall share equally the amounts payable to RGIS to conduct the physical inventory. The Purchase Price shall be based on the assumption that the Inventory Valuation shall be equal to at least $7,100,000. The Purchase Price shall be reduced on a dollar-for-dollar basis by the amount by which the Inventory Valuation is less than $7,100,000, but only to the extent that the difference is greater than $150,000. The Purchase Price shall be increased on a dollar-for-dollar basis by the amount by which the Inventory Valuation is greater than $7,100,000, but only to the extent that the difference is greater than $150,000, and provided further that any such increase to the Purchase Price shall not exceed $100,000 and Seller would have the right to return to vendors any inventory in excess of $7,350,000. Seller shall use its commercially reasonable efforts to manage inventory to maintain operations of the Stores while seeking to avoid any adjustment to the Purchase Price. Seller shall consult with Purchaser with respect to inventory purchases between the date of this Agreement and the Closing. Immediately prior to Closing, Seller shall cancel all inventory purchase orders that are cancelable. Purchaser shall (A) acquire the inventory received by Purchaser after the Closing pursuant to any purchase order that is not cancelable and (B) assume the trade payable related to such inventory, but only to the extent that the aggregate amount of such inventory and related trade payables shall not exceed $100,000 (the "Inventory Cap"). For any inventory attributable to a purchase order that is not cancelable and that exceeds the Inventory Cap, Seller shall have the right to return the excess inventory to the vendor. Inventory selected for return to vendors under this paragraph (c)(i), if any, shall be as determined by Purchaser; provided, however, that any such inventory so determined by Purchaser shall be returnable without penalty to Seller. If after the Closing it is determined that the count and description of the Inventory was incomplete or inaccurate as of the Closing Date, then the Purchase Price shall be adjusted by making an adjustment to the principal payment or payments that first become due under the Promissory Note.

               (ii) The Purchase Price shall be reduced on a dollar-for-dollar basis by (A) the amount by which the balance of the Accounts Receivable as of the Closing Date shall be less than $80,000 and (B) any amount of an Account Receivable that the Purchaser shall not collect within 120 days after the Closing (the Account Receivable to the extent it has not been so collected shall be referenced as an "Uncollected Account"); provided, however, that Purchaser shall use its commercially reasonable efforts consistent with its past practices to collect Accounts Receivable. Purchaser shall transfer to Seller the rights to any Uncollected Account.

               (iii) The Purchase Price shall be reduced by (A) an amount equal to 80% of the Gift Certificates Outstanding as of the Closing Date; (B) the aggregate amount of any Store Relocation Expenses; and (C) amounts representing any prepayments by customers of the Business for orders to be delivered after the Closing.

               (iv) The Purchase Price shall be adjusted for the pro rations set forth in this Agreement.

               (v) The Purchase Price shall be increased by an amount equal to the Store Opening Funds.

          (d) The Purchase Price will be paid by Purchaser to Seller on the Closing Date by wire transfer of immediately available funds in the amount of $2,900,000, to an account maintained at a commercial bank located in the United States, which account shall be designated by Seller by written notice delivered to Purchaser at least two (2) Business Days before the Closing Date and the delivery to the Seller of Purchaser's unsecured promissory note, substantially in the form of Exhibit B (the "Promissory Note"), in the principal amount equal to $8,600,000 and interest on the unpaid principal balance at an annual rate equal to 7.25%, due and payable in three installments of $2,900,000 principal plus interest on December 31, 1998, $2,900,000 principal plus interest on December 31, 1999, and $2,800,000 principal plus interest on December 31, 2000, and with the final installment subject to prepayment within 30 days after the completion of the closing of an underwritten public offering of Purchaser's common stock pursuant to a registration statement effective under the Federal Securities Act of 1933, as amended, resulting in proceeds to the Purchaser in excess of $25,000,000.

     1.04 CLOSING. The closing of the sale and transfer of the Seller Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser (the "Closing") will take place at the offices of Warner Norcross & Judd LLP, 900 Old Kent Bank Building, 111 Lyon, N.W., Grand Rapids, Michigan 49503, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M., local time, on the Closing Date. Simultaneously with the payment of the Purchase Price, (a) Seller will assign and transfer to Purchaser good and valid title in and to the Seller Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (i) the Assignment and Assumption Agreement, duly executed by Seller, and (ii) such other instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser's counsel and duly executed by Seller, as Purchaser shall request to vest in Purchaser good title to the Seller Assets (the Assignment and Assumption Agreement and the other instruments referred to in clause (ii) above being collectively referred to herein as the "Assignment Instruments"), and (b) Purchaser will assume from Seller the payment and performance when due of the Assumed Liabilities by delivery of (i) the Assignment and Assumption Agreement duly executed by Purchaser, and (ii) such other instruments of assumption, in form and substance acceptable to Seller's counsel and duly executed by Purchaser, as shall be necessary to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.02(a) (the Assignment and Assumption Agreement and such other instruments referred to in clause (ii) above being collectively referred to herein as the "Assumption Instruments"). At the Closing, there shall also be delivered, to the applicable parties hereto, the opinions, certificates and other contracts, documents, and instruments required to be delivered under Articles VI and VII.

     1.05 PRORATIONS. Prorations of recurring expenses relating to the Seller Assets and the ownership and operation of the Business will be made as of the Closing Date to the extent practicable, with Seller liable to the extent that such items relate to any time period prior to the Closing Date and Purchaser liable to the extent such items relate to periods beginning with and subsequent to the Closing Date, including but not limited to: accrued or pre-paid amount of rents, real estate taxes and other charges (except charges for sewer, water, electricity and other utilities) payable by Seller in respect of the real property subject to the Real Property Leases and any personal property taxes.

          Except as otherwise agreed by the parties hereto, the net amount of all such prorations will be settled and paid on the Closing Date. Property taxes shall be treated as if levied in advance for the 12 months following their due date and prorated accordingly. The name of the Person responsible for any sewer, water, electricity and other utility charges for all Real Property Leases transferred to Purchaser or as to which Purchaser is a subleasee as of the Closing shall be changed from Seller to Purchaser as of the Closing Date or as soon thereafter as practicable. If not changed as of the Closing Date, parties will pro rate on a daily, per diem basis until so changed.

     1.06 FURTHER ASSURANCES; POST-CLOSING COOPERATION.

          (a) At any time or from time to time after the Closing, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment, and confirmation, provide such materials and information and take such other actions as Purchaser may deem reasonably necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Seller Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Business and the Seller Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller and Parent to fulfill their obligations under this Agreement and the Operative Agreements. Each party shall pay its own expenses incurred in connection with the execution and delivery of the instruments executed and delivered pursuant to this Section 1.06(a).

          (b) Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller, but on behalf of and for the benefit of Purchaser, to demand, sue for, recover and receive any and all rights, demands, claims and causes of action of every kind and description whatsoever incident or relating to Seller Assets, for the purpose of fully vesting in Purchaser, its successors and assigns, all and singular, all the right, title and interest in and to Seller Assets. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Purchaser at Closing an acknowledged power of attorney to the foregoing effect executed by Seller or Parent (as the case may be).

          (c) Following the Closing, each party hereto will afford to the other parties hereto, and their counsel and accountants, during normal business hours, reasonable access to the Books and Records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom and reasonable access to the party's employees, to the extent that such access may be reasonably required by the requesting party in connection with
     (i) the preparation of Tax Returns, (ii) compliance with the requirements of any Governmental or Regulatory Authority, (iii) any actual or threatened Action or Proceeding in which the adversarial party is a Person other than the requesting party under this Agreement. Each party hereto further agrees that, for a period extending six years after the Closing Date, it shall not destroy or otherwise dispose of any such Books and Records and other data unless (x) it shall first offer in writing to surrender such Books and Records and other data to the other parties (other than the party that is its Affiliate), and (y) such other parties shall not agree in writing to take possession thereof during the 10-day period after such offer is made.

          (d) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party hereto be furnished with additional information, documents or records relating to the Business not referred to in paragraph (c) above, and such information, documents or records are in the possession or control of another party or its Representatives, such other party shall use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Purchaser, Seller or Parent in accordance with this paragraph shall be held confidential by Purchaser, Seller or Parent, as applicable, in accordance with Section 12.06.

          (e) Notwithstanding anything to the contrary contained in this Section 1.06, if Purchaser, on the one hand, and Parent or Seller, on the other hand, are in an adversarial relationship in connection with any Action or Proceeding, the furnishing of books, records and other documents and information in accordance with paragraphs (c) and (d) of this Section 1.06 regarding the subject Action or Proceeding of such matter shall be subject to applicable rules relating to discovery, PROVIDED that the foregoing limitations shall not apply to the furnishing of books, records and other documents and information of the parties hereto relating to (i) the adjustment to the Purchase Price pursuant to
     Section 1.03(c) and (ii) the prorations to be made pursuant to
     Section 1.05.

     1.07 THIRD-PARTY CONSENTS. To the extent that any Real Property Lease, Business Contract or Business License is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller, Parent and Purchaser shall use their commercially reasonable efforts as required by Sections
4.01 and 5.01 of the Agreement to obtain the consent of such other party to the assignment of any such Real Property Lease, Business Contract or Business License to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller and Parent shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with the benefits intended to be assigned to Purchaser under the relevant Real Property Lease, Business Contract or Business License, including, but not limited to a Management Agreement for a Store as to which an Estoppel Certificate and Consent to Assignment Purchaser or sublease (acceptable to Purchaser) has not been executed and delivered by all parties to the Purchaser. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligation pursuant to Section 1.02 or otherwise with respect to any such Real Property Lease, Business Contract or Business License. The provisions of this Section 1.07 shall not affect the right of Purchaser to receive any Store Relocation Expenses or not to consummate the transactions contemplated by this Agreement if the condition contained in Section 6.08 has not been satisfied.


                           ARTICLE II

      REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

          Purchaser, Parent and Seller acknowledge that each party's Disclosure Schedules referenced in this Agreement were not delivered on the date of this Agreement. Each party shall have ten business days after the date of this Agreement to deliver to the other party the party's Disclosure
Schedule in final form. The receiving party shall have the right to terminate in its sole discretion this Agreement by written notice to the other party within seven business days after the receipt of the other party's Disclosure Schedule or if (i) the other party fails timely to deliver the Disclosure Schedule or (ii) if (A) the other party's Disclosure
Schedule is timely delivered, but discloses information, contracts or other documents not disclosed in writing to the receiving party prior to the signing of this Agreement ("Undisclosed Information") and (B) the Undisclosed Information results in a reduction in the value of the Business or Seller Assets, in the case of Parent and Seller as the disclosing party, or the business and financial condition of Purchaser, in the case of the Purchaser as the disclosing party, in an amount in excess of $_____________. If a receiving party terminates this Agreement pursuant to the foregoing provision, this Agreement shall be null and void, and have no effect without any liability on the part of any party hereto or any Affiliate or Representative of the party. If the party does not terminate this Agreement pursuant to the foregoing provision, the other party's Disclosure Schedule shall be deemed to be delivered as of the date of this Agreement.

          Each of Parent and Seller hereby represents and warrants to Purchaser, on a joint and several basis on the date hereof and on and as of the Closing Date, as follows:

     2.01 ORGANIZATION OF SELLER AND Parent. Each of Seller and Parent is a corporation duly organized, validly existing and in good standing under the Laws of the States of Texas and Delaware, respectively, and has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Seller Assets. Each of Seller and Parent is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or any of the Operative Agreements to which it is a party or on the ability of Seller or Parent to perform its obligations hereunder or thereunder.

     2.02 AUTHORITY. Each of Seller and Parent has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Seller Assets. The execution and delivery by each of Seller and Parent of this Agreement and the Operative Agreements to which it is a party, and the performance by each of Seller and Parent of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Seller and Parent, as the case may be, and no other corporate action on the part of Seller or Parent shall be necessary in connection with such execution, delivery and performance. This Agreement has been duly and validly executed and delivered by each of Seller and Parent and constitutes, and upon the execution and delivery by each of Seller and Parent of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Seller and Parent enforceable against each of Seller and Parent in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws generally affecting enforcement of creditors' rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in law or equity).

     2.03 NO CONFLICTS. The execution and delivery by each of Seller and Parent of this Agreement do not, and the execution and delivery by each of Seller and Parent of the Operative Agreements to which it is a party, the performance by each of Seller and Parent of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of Seller or Parent;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in
     SECTION 2.04 OF THE DISCLOSURE SCHEDULE, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller, Parent or any of their respective Assets and Properties; or

          (c) except as disclosed in SECTION 2.03 OF THE DISCLOSURE SCHEDULE, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under or (iii) require Seller or Parent to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of any Contract or License to which Seller or Parent is a party or by which any of its Assets and Properties is bound.

     2.04 GOVERNMENTAL APPROVALS AND FILINGS.  Except as disclosed in
SECTION 2.04 OF THE DISCLOSURE SCHEDULE, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller or Parent is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     2.05 BOOKS AND RECORDS. EXCEPT AS SET FORTH IN SECTION 2.05 OF THE DISCLOSURE SCHEDULE, none of the Business Books and Records is recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership of Seller and the direct control of one or more Employees.

     2.06 FINANCIAL STATEMENTS. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the following financial statements:

          (a) Seller's balance sheet dated June 30, 1997, and income statement for the twelve months then ended.

          (b) Seller's balance sheet dated December 31, 1997, and income statement for the six months then ended.

All such financial statements have been prepared from the Books and Records of Seller on a basis for inclusion in the consolidated financial statements of Parent, and fairly present, in all material respects, the financial condition of the Seller as of the dates indicated and the results of operations of the Seller for the periods then ended, subject to normal year-end adjustments and the absence of footnotes to such statements.

     2.07 ABSENCE OF CHANGES. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the

Closing Date, since December 31, 1997, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the Condition of the Business excluding the effects of (1) any Employees quitting employment with Seller after the announcement of the transactions contemplated by this Agreement, (2) changes in the operations of the Business required by this Agreement or requested in writing by Purchaser, and (3) changes in the terms or relationship between Seller and vendors after the announcement of the transactions contemplated by this Agreement, which changes are attributable to the announced transaction.

     2.08 NO UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the balance sheet included in the Annual Financial Statements or in the notes thereto or as disclosed in SECTION 2.08 OF THE DISCLOSURE SCHEDULE or any other Section of the Disclosure Schedule, neither Parent nor Seller has any knowledge of any Liabilities against, relating to or affecting the Business or any of the Seller Assets, other than Liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to the Condition of the Business.

     2.09 TAXES.  Except as set forth on SCHEDULE 2.09 OF THE DISCLOSURE
SCHEDULE:

          (a) All Tax Returns required to have been filed by or with respect to Seller have been duly filed, and each such Tax Return correctly and completely reflects Tax liabilities and all other information required to be reported thereon. All Taxes due and payable by Seller, whether or not shown on any Tax Return, have been paid.

          (b) There are no Liens for Taxes on the Seller Assets, other than Liens for Taxes not yet due and payable. There are no Taxes of Seller, or deficiencies in Taxes or claims for Taxes against Seller, for any taxable period that could become a Liability of, or which could be assessed or collected against, Purchaser or could become a Lien on any of the Seller Assets, as a result of the transfer of the Seller Assets contemplated by this Agreement.

          (c) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, creditor, independent contractor or other third party.

          (d) None of the Seller Assets is property that is required to be treated as owned by any other person pursuant to the safe harbor lease provisions of former Section 168(f)(8) of the

     Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the Seller Assets is tax exempt use property within the meaning of Section 168(h) of the Code.

          (e) None of the Seller Assets secures any debt the interest on which is tax exempt under Section 103 of the Code.

     2.10 LEGAL PROCEEDINGS. Except as disclosed in SECTION 2.10 OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below):

          (a) there are no Actions or Proceedings pending or, to the knowledge of Seller or Parent, threatened against, relating to or affecting Seller with respect to the Business or any of its Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser or (ii) if determined adversely to Seller, could reasonably be expected to result in (x) any injunction or other equitable relief that would interfere in any material respect with the Business or (y) Losses by Seller, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $25,000;

          (b) there are no facts or circumstances known to Seller or Parent that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

          (c) there are no Orders outstanding against Seller or Parent with respect to the Business.

Prior to the execution of this Agreement, Seller has delivered to Purchaser all responses of counsel to auditors' requests for information delivered in connection with the Annual Financial Statements (together with any updates provided by such counsel) regarding Actions or Proceedings pending or, to the knowledge of Seller or Parent, threatened against, relating to or affecting the Business.

     2.11 COMPLIANCE WITH LAWS AND ORDERS.  Except as disclosed in
SECTION 2.11 OF THE DISCLOSURE SCHEDULE, and except with respect to Environmental Laws, which are covered by Section 2.21, Tax Laws which are covered by 2.09, and Employment Laws, which are covered by Section 2.20, neither Seller or Parent is, nor has either of Seller or Parent at any time within the last five years been, nor has either of Seller or Parent received any notice that it is or has at any time within the last five years been, in violation of or in default under, in any material respect, any Law or Order applicable to the Business or the Seller Assets.

     2.12 EMPLOYEE BENEFIT PLANS. Except as set forth in SECTION 2.12 OF THE DISCLOSURE SCHEDULE, Seller does not have, and has never had, any Qualified Plan or other Benefit Plan maintained by Seller, or to which Seller has made payments or contributions on behalf of Seller's Employees, whether formal or informal, whether qualified or non-qualified, whether issued, whether funded or unfunded, and whether legally binding or not.
All of Seller's Plans are, and during all applicable limitation periods have been, in compliance in all material respects with all applicable laws, orders or governmental rules or regulations. There has been no transaction concerning a Plan in connection with either Parent, Seller or Purchaser could be subject to a civil penalty assessed pursuant to any applicable law. Any termination, partial termination, curtailment, discontinuance, or merger involving any of the Plans of Seller has been effected in compliance in all material respects with all applicable laws, orders or governmental rules or regulations. Parent or Seller has made full and timely payment of all required contributions to such Plans and no unfunded liability exists with respect to any Plan of Seller. No trust created under any such Plan has incurred an accumulated funding deficiency. Neither Parent, Seller nor any predecessor or affiliate of Parent or Seller participates in, contributes to, or is otherwise involved with, or has participated in, contributed to, or been otherwise involved with at any time in the past, any "multi-employer plan" as defined in ERISA. Neither Parent nor Seller is a party to or otherwise subject to any express or implied agreement or plan to provide health insurance or other benefits to retired employees.

     2.13 REAL PROPERTY LEASES.

          (a) SECTION 1.01(a)(i) OF THE DISCLOSURE SCHEDULE contains a true and correct list of each parcel of real property leased by Seller or Parent (as lessor or lessee) and used or held for use in connection with the Business.

          (b) Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Real Property Leases described in SECTION 1.01(a)(i) OF THE DISCLOSURE SCHEDULE for the full term thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and, to the knowledge of Parent and Seller, of each other Person that is a party thereto, and except as set forth in SECTION 2.13(c) OF THE DISCLOSURE SCHEDULE, there is no, nor has Seller or Parent received any notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither Seller nor Parent owes any brokerage commissions with respect to any such leased space. None of the real properties, or the use thereof, contravenes or violates any applicable building or zoning law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver, or variance).

          (c) Seller has delivered to Purchaser prior to the execution of this Agreement true and complete copies of all Real Property Leases (including any amendments and renewal letters) and, to the extent reasonably available to Seller, all leases, mortgages, certificates of occupancy, title insurance policies, title reports, surveys, and similar documents with respect to the real property subject to the Real Property Leases described in
     SECTION 1.01(a)(i) OF THE DISCLOSURE SCHEDULE.

          (d) Except as disclosed in SECTION 2.13(f) OF THE DISCLOSURE SCHEDULE, the Stores that are the subject of the Real Property Leases, and the heating, ventilation and air conditioning equipment and systems located therein and which the Seller maintains, are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of the real property that are the subject of the Real Property Leases.

     2.14 TANGIBLE PERSONAL PROPERTY. Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property, which includes all tangible personal property reflected on the balance sheet included in the Annual Financial Statements and tangible personal property acquired since the Annual Financial Statement Date other than tangible personal property disposed of since such date in the ordinary course of business consistent with past practice. All the Tangible Personal Property is in good working order and condition, ordinary wear and tear excepted, and will be conveyed free and clear of all Liens other than Permitted Liens and Liens disclosed in SECTION 2.14 OF THE DISCLOSURE SCHEDULE.

     2.15 INTELLECTUAL PROPERTY RIGHTS. Seller has interests in or uses only the items of Intellectual Property disclosed in SECTION 1.01(a)(viii) OF THE DISCLOSURE Schedule in connection with the conduct of the Business, each of which items Seller either has all right, title and interest in or a valid and binding license to use. No other Intellectual Property is used in the conduct of the Business. Except as disclosed in SECTION 2.15 OF THE DISCLOSURE SCHEDULE, (i) Seller has the exclusive right to use the Intellectual Property disclosed in SECTION 1.01(a)(viii) OF THE DISCLOSURE

SCHEDULE, (ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by Seller or Parent to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any license, or any interest therein, held by Seller in respect of such Intellectual Property,
(iv) Seller has delivered to Purchaser prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program, or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person, (v) Seller has taken security measures to protect the secrecy, confidentiality, and value of its trade secrets in respect of the Business in accordance with customary industry practice, (vi) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and (vii) neither Seller nor Parent has any knowledge that such Intellectual Property is being infringed by any other Person. Neither Seller nor Parent has received notice that Seller is infringing any Intellectual Property of any other Person in connection with the conduct of the Business, no claim is pending or, to the knowledge of Seller or Parent, has been made to such effect that has not been resolved and, to the knowledge of Seller or Parent, neither Seller nor Parent is infringing any Intellectual Property Rights of any other Person in connection with the conduct of the Business.

     2.16 CONTRACTS.

          (a) SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement) to which Seller is a party or by which any of the Seller Assets is bound:

               (i)(A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term to any Employee, the name, position, and rate of compensation of each Employee party to such a Contract, and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans and not embodied in a Contract) involving an obligation of Seller to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any Employee exceeding $25,000 or any group of Employees exceeding $50,000 in the aggregate;

               (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Seller to engage in any business activity or compete with any Person in connection with the Business or, except as provided in Section 4.10, prohibiting or limiting the ability of any Person to compete with Seller in connection with the Business;

               (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with the Business;

               (iv) all Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchises with whom Seller deals in connection with the Business and which involve payments or potential payments, pursuant to the terms of any such Contract, by or to Seller of more than $20,000;

               (v) all Contracts relating to the future disposition or acquisition of any Seller Assets, other than dispositions or acquisitions of Inventory in the ordinary course of business consistent with past practice;

               (vi) all Contracts between or among Seller, on the one hand, and Parent, any officer, director, Affiliate or Associate of Parent or of Seller or any Associate of any such officer, director or Affiliate, on the other hand; and

               (vii) all other Contracts with respect to the Business that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller of more than $50,000 and (B) cannot be terminated within 30 calendar days after giving notice of termination without resulting in any material cost or penalty to Seller.

          (b)  Each Contract required to be disclosed in
     SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each Seller, and to the knowledge of Parent and Seller, of each other party thereto; and except as disclosed in SECTION 2.16(b) OF THE DISCLOSURE SCHEDULE neither Seller or Parent nor, to the knowledge of Seller or Parent, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

          (c) Except as disclosed in SECTION 2.16(c) OF THE DISCLOSURE SCHEDULE, (i) the execution, delivery and performance by Seller and Parent of this Agreement and the Operative Agreements to which each is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (C) result in the creation or imposition of any Lien upon Seller or any of its Assets and Properties under, any Business Contract, and (ii) neither Seller nor Parent is a party to or bound by any Business Contract, that, in the case of each of the foregoing, has been or could reasonably be expected to be, individually or in the aggregate with any other Business Contracts, materially adverse to the Condition of the Business.

     2.17 LICENSES. Section 1.01(a)(ix) of the Disclosure Schedule contains a true and complete list of all material Licenses used or held for use in the Business. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in SECTION 2.17 OF THE DISCLOSURE SCHEDULE:

               (i) Seller owns or validly holds all Licenses that are material to the Business;

               (ii) each Business License is valid, binding and in full force and effect;

               (iii) neither Seller nor Parent is, nor has either received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Business License; and

               (iv) the execution, delivery and performance by Seller of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to,

          (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (C) result in the creation or imposition of any Lien upon Seller or any of its Assets and Properties under, any Business License.

     2.18 INSURANCE. Each liability, property, workers' compensation and other insurance policies currently in effect that insure the Business, the Employees or the Seller Assets ("Insurance Policies") is, to the knowledge of Parent and Seller, a valid and binding obligation of the insurer and is and will continue to be through at least the Closing Date in full force and effect, no premiums due thereunder have not been paid and neither Seller nor Parent has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Such Insurance Policies, in light of the nature of the Business and the Seller Assets, are in amounts and have coverages that are reasonable and customary for Persons engaged in such business and having such Assets and Properties. Neither Seller nor Parent has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

     2.19 AFFILIATE TRANSACTIONS. Except as disclosed in SECTION 2.19(a) OF THE DISCLOSURE SCHEDULE, as of the date of this Agreement, (i) no officer, director, Affiliate or Associate of Seller or any Associate of any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and (ii) the Business does not provide or cause to be provided any assets, services or facilities to any such officer, director, Affiliate or Associate. Except as disclosed in SECTION 2.19(b) OF THE DISCLOSURE SCHEDULE, each of the transactions listed in SECTION 2.19(a) OF THE DISCLOSURE SCHEDULE is engaged on terms equivalent to those generally available on an arm's-length basis.

     2.20 EMPLOYEES; LABOR RELATIONS.

          (a) SECTION 2.20 OF THE DISCLOSURE SCHEDULE contains a list of the name of each Employee at the date hereof, together with such Employee's position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such Employee in effect on such date. Seller has no knowledge that a material number of Employees intend to resign, or will refuse offers of employment from Purchaser, because of the consummation of the transactions contemplated by this Agreement.

          (b) Except as disclosed in SECTION 2.20 OF THE DISCLOSURE SCHEDULE, (i) no Employee is presently a member of a collective bargaining unit and, to the knowledge of each of Seller and Parent, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Employees, and (ii) no unfair labor practice complaint or sex or age discrimination claim has been brought during the last five years against Seller with respect to the conduct of the Business before the National Labor Relations Board or any other Governmental or Regulatory Authority. Since January 1, 1993 there has been no work stoppage, strike or other similar concerted action by employees of Seller engaged in the Business. During that period, Seller has complied in all material respects with all applicable Laws relating to the employment of labor, including without limitation those relating to wages, hours and collective bargaining.

          (c) Parent and Seller represents to Purchaser that the Worker Adjustment and Retraining Notification Act, 29 U.S.C.
     < SECTION >2101 ET SEQ. ("WARN"), or any other similar state, local or foreign statute or government regulation or ordinance, is either inapplicable to the transactions contemplated in this Agreement or Seller has fully complied with all those statutes.

     2.21 ENVIRONMENTAL MATTERS. Except as set forth in SECTION 2.21 OF THE DISCLOSURE SCHEDULE:

          (a) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of Seller or Parent with respect to any Site which have not been delivered to Purchaser prior to execution of this Agreement.

          (b)  With respect to the ownership or operation of any
     Store:

               (i) Seller has obtained and holds all Environmental Permits that are required to be held by Seller.

               (ii) During Seller's tenancy at each Store, Seller has not caused a violation of any applicable Environmental Laws.

               (iii) There are no pending or, to the knowledge of Seller, threatened Environmental Claims against Seller in connection with the Stores, and Seller is not aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Seller with respect to the Stores.

               (iv) No Releases of Hazardous Materials in violation of any applicable Environmental Law have occurred at, from, in, to, on or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Store that is to remain operating after Closing that could give rise to an Environmental Claim against Seller.

               (v) Neither Seller, any predecessor of Seller, nor any entity previously owned by Seller and that operated any Store, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to any off-Site location which could result in an Environmental Liability Claim against Seller.

               (vi) No Store is a current or, to the knowledge of Seller, proposed Environmental Clean-up Site.

               (vii) To Seller's knowledge, there are no Liens (other than Permitted Liens) arising under or pursuant to any Environmental Law with respect to any Store and there are no facts, circumstances or conditions that could reasonably be expected to restrict, encumber or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use or transferability of any Store.

               (viii) To Seller's knowledge, there are no:
          (i) underground storage tanks, active or abandoned;
          (ii) polychlorinated biphenyl containing equipment; or
          (iii) asbestos-containing material at any Site.

          (c) Neither the Parent nor Seller has any knowledge of any pending or threatened Environmental Liability relating to or in connection with any Store or any other Seller Assets.

     2.22 SUBSTANTIAL SUPPLIERS. SECTION 2.22(a) OF THE DISCLOSURE SCHEDULE lists the 10 largest suppliers of the Business, on the basis of cost of goods or services purchased for the year ending on the Annual Financial Statement Date. Except as disclosed in SECTION 2.22(b) OF THE DISCLOSURE SCHEDULE as of the date of this Agreement, no supplier has ceased or materially reduced its sales or provision of services to the Business since the Annual Financial Statement Date, or to the knowledge of Seller, has threatened to cease or materially reduce sales or provision of services after the date hereof, nor has there been a material change in the terms or pricing with any supplier. Except as disclosed in SECTION 2.22(c) OF THE DISCLOSURE SCHEDULE, to the knowledge of Seller and Parent, no supplier is the subject of any bankruptcy, insolvency or other proceeding seeking protection from creditors.

     2.23 ACCOUNTS RECEIVABLE. Except as set forth in SECTION 2.23 OF THE DISCLOSURE SCHEDULE, the Accounts Receivable (i) arose from BONA FIDE sales transactions in the ordinary course of business and are payable on trade terms consistent with Seller's past practice, (ii) to the knowledge of Seller, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not, to the knowledge of Seller, subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment. SECTION 2.23 OF THE DISCLOSURE SCHEDULE sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of the Accounts Receivable (the "Security Agreements").

     2.24 INVENTORY. Except as set forth in SECTION 2.24 OF THE DISCLOSURE SCHEDULE, all items included in the Inventory are the property of Seller and are not held by Seller on consignment from others

     2.25 VEHICLES. SECTION 1.01(a)(x) OF THE DISCLOSURE SCHEDULE contains a true and complete list of all motor vehicles owned or leased by Seller and used or held for use in the conduct of the Business. Except as set forth in SECTION 2.25 OF THE DISCLOSURE SCHEDULE, Seller has good and valid title to, or has valid leasehold interests in, or valid rights under Contract to use, each Vehicle.

     2.26 NO GUARANTEES. Except for Parent's guaranty of any Real Property Lease, none of the Liabilities of the Business or of Seller incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has Seller guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any customer, supplier or other Person to whom Seller sells goods or provides services in the conduct of the Business or with whom Seller otherwise has significant business relationships in the conduct of the Business.

     2.27 ENTIRE BUSINESS. The sale of the Seller Assets by Seller to Purchaser pursuant to this Agreement will effectively convey to Purchaser the entire Business and all of the tangible and intangible property used by Seller (whether owned, leased or held under license by Seller or Parent, by any of Seller's Affiliates or Associates, or by others) in connection with the conduct of the Business as heretofore conducted by Seller (except for the Excluded Assets) including, without limitation, all tangible Assets and Properties of Seller reflected in the balance sheet included in the Annual Financial Statements and Assets and Properties acquired since the Annual Financial Statement Date in the conduct of the Business, other than the Excluded Assets and Assets and Properties disposed of since such date, consistent with Section 2.07. Except as disclosed in SECTION 2.27 OF THE DISCLOSURE SCHEDULE, there are no shared facilities or services which are used in connection with any business or other operations of Seller or Parent or any of Seller's Affiliates or Associates other than the Business.

     2.28 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Parent and Seller directly with Purchaser without the intervention of any Person on behalf of Parent and Seller in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment.

     2.29 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement (including without limitation the Financial Statements), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.


                          ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Seller on the date hereof and on and as of the Closing Date as follows:

     3.01 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan. Purchaser has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or any of the Operative Agreements to which it is a party or on the ability of Purchaser to perform its obligations hereunder or thereunder.

     3.02 AUTHORITY. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its shareholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws generally affecting enforcement of creditors' rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in law or equity).

     3.03 NO CONFLICTS. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of Purchaser;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in
     SECTION 3.04 OF THE DISCLOSURE SCHEDULE hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties; or

          (c) except as disclosed in SECTION 3.03 OF THE DISCLOSURE SCHEDULE hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of or
     (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

     3.04 GOVERNMENTAL APPROVALS AND FILINGS.  Except as disclosed in
SECTION 3.04 OF THE DISCLOSURE SCHEDULE hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     3.05 LEGAL PROCEEDINGS. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

     3.06 FINANCIAL STATEMENTS. Prior the execution of this Agreement, Purchaser has delivered to Parent true and complete copies of Purchaser's balance sheet as of January 25, 1998 and related statements of income, shareholders' equity and cash flows of Purchaser for the fiscal year then ended, including the notes thereto ("Purchaser's Financial Statements"). The Purchaser's Financial Statements present fairly, in all material respects, the financial position of Purchaser and its results of operations and cash flow at and for the fiscal period indicated, in conformity with GAAP.

     3.07 ABSENCE OF CHANGES. Since January 25, 1998, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the business, conditions (financial or otherwise), results of operations, or Assets and Properties of Purchaser.

     3.08 NO UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the balance sheet included in the Purchaser's Financial Statements or in the notes thereto or as disclosed in SECTION 3.08 OF THE DISCLOSURE SCHEDULE or any other Section of the Disclosure Schedule, there are no Liabilities against, relating to or affecting the business of Purchaser or its assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with practice which in the aggregate are not material to the business, condition (financial or otherwise), results of operations, assets and Properties and prospects of the business of Purchaser.

     3.09 TAXES.  Except as  set forth on SCHEDULE 3.09 OF THE DISCLOSURE
SCHEDULE:

          (a) All Tax Returns required to have been filed by or with respect to Purchaser have been duly filed, and each such Tax Return correctly and completely reflects Tax liabilities and all other information required to be reported thereon. All Taxes due and payable by Purchaser, whether or not shown on any Tax Return, have been paid.

          (b) There are no Liens for Taxes on the Assets and Properties of Purchaser, other than Liens for Taxes not yet due and payable.

          (c) Purchaser has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

     3.10 COMPLIANCE WITH LAWS AND ORDERS.  Except as disclosed in SECTION
3.10 OF THE DISCLOSURE SCHEDULE, and except with respect to Tax Laws which are covered by 3.09, Purchaser is not and has not at any time within the last five years been, nor has Purchaser received any notice that it is or has at any time within the last five years been, in violation of or in default under, in any material respect, any Law or Order applicable to the business of Purchaser or its Assets and Properties.

     3.11 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Parent and Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Parent or Seller for a finder's fee brokerage commission or similar payment.


                           ARTICLE IV

                 COVENANTS OF SELLER AND PARENT

          Each of Seller and Parent covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, indefinitely, each of Seller and Parent will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

     4.01 REGULATORY AND OTHER APPROVALS.  Each of Seller and Parent will
(a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in SECTIONS 2.03 AND 2.04 OF THE DISCLOSURE SCHEDULE, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request and
(c) cooperate with Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

     4.02 INVESTIGATION BY PURCHASER. Seller and Parent will (a) provide Purchaser, any Person who is considering providing financing to Purchaser to finance all or any portion of the Purchase Price and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, "Representatives") with full access, upon reasonable prior notice and during normal business hours, to the Employees and such other officers, employees and agents of Seller or Parent who have any responsibility for the conduct of the Business, to Seller's and Parent's accountants and to the Seller Assets; (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Business Contracts, Business Licenses, Benefit Plans and other Business Books and Records) concerning the Business, the Seller Assets and the Assumed Liabilities as Purchaser or any of such other Persons reasonably may request in connection with such investigation; and (c) provide access to any real property that is the subject of any Real Property Lease or the Business to Purchaser and its Representatives to conduct any environmental assessment. Purchaser agrees not to contact the Seller's employees, customers, vendors or other representatives of the other party without the prior approval of James D. Allen, Executive Vice President of Tandycrafts.

     4.03 NO SOLICITATIONS. Neither Seller nor Parent will take, nor will either permit any Affiliate of Seller or Parent, respectively, (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (a) to explore or reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, the sale of the Business, or the Assets or Properties of Seller relating to the Business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than the sale of inventory in the ordinary course of business) to any Person other than Purchaser or its Affiliates or (b) to furnish or cause to be furnished any information with respect to the Business to any Person (other than as contemplated by Section 4.02) who Seller, Parent or such Affiliate (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any acquisition of the Business. If Seller, Parent or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person (other than Purchaser or any other Person referred to in Section 4.02) any offer, inquiry or informational request referred to above, Parent and Seller shall promptly advise such Person, by written notice, of the terms of this

Section 4.03 and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

     4.04 CONDUCT OF BUSINESS. Seller will operate the Business only in the ordinary course consistent with past practice, except as is otherwise contemplated by this Agreement. Without limiting the generality of the foregoing, Seller will:

          (a) use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Business, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the Employees, (iii) maintain the Seller Assets in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of customers, suppliers, and other Persons to whom Seller sells goods or provides services or with whom Seller otherwise has significant business relationships in connection with the Business,
     (v) continue in the ordinary course of business and consistent with Seller's business plan all current sales, marketing, advertising and promotional activities relating to the Business and shall refrain from materially deviating from the plans without Purchaser's prior written consent, which shall not be unreasonably withheld, and (vi) cause the Seller to refrain from entering into a new lease for any Store site or extending any Real Property Lease without Purchaser's prior written consent, which shall not be unreasonably withheld;

          (b) except to the extent otherwise required by applicable Law, (i) cause the Business Books and Records to be maintained in the usual, regular and ordinary manner and (ii) not permit any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of Seller that would materially and adversely affect the Business, the Seller Assets or the Assumed Liabilities;

          (c) use commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Insurance
     Policies; and

          (d) comply, in all material respects, with all Laws and Orders applicable to the Business and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Law or Order.

     4.05 FINANCIAL STATEMENTS AND REPORTS.

          (a) Seller shall deliver to Purchaser as soon as is practicable, but in any event in draft form on or before May 25, 1998 and in final form on or before May 29, 1998 the Annual Financial Statements. The Annual Financial Statements shall be prepared in accordance with GAAP. The Annual Financial Statements shall be accompanied by the unqualified opinion of Price Waterhouse LLP to the effect that they present fairly, in all material respects, the financial position of Seller and its results of operations and cash flow at and for the fiscal period indicated, in conformity with GAAP. The Purchaser and Seller shall share equally all costs incurred by Seller payable to its accountants to prepare the Annual Financial Statements, including any fees associated with the auditor granting its consent for inclusion of the Annual Financial Statements in any securities filing by the Purchaser with the Securities and Exchange Commission, except that Purchaser's cost shall not exceed $75,000 and Purchaser shall not pay any of the auditor's costs in connection with responses to Purchaser's or its Representative's due diligence investigations, including the review of the work papers of the Seller's accountants. Purchaser and its Representatives shall have access to any of the auditor's workpapers in preparing the Annual Financial Statements.

          (b) As promptly as practicable and in any event no later than 20 days after the end of each month ending after March 31, 1998 and before the Closing Date, Seller will deliver to Purchaser true and complete copies of the unaudited balance sheet, and the related unaudited statement of operations, of the Business, as of and for the month then ended or as of and for the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Annual Financial Statements. All such financial statements have been prepared from the Books and Records of Seller on a basis for inclusion in the consolidated financial statements of Parent, and fairly present, in all material respects, the financial condition of the Seller as of the date indicated and the results of operations of the Seller for the period then ended, subject to normal year-end adjustments and the absence of footnotes to such statements.

     4.06 CERTAIN RESTRICTIONS. Each of Seller and Parent will refrain from:

          (a) acquiring or disposing of any Assets and Properties used or held for use in the conduct of the Business, other than

     Inventory in the ordinary course of business consistent with past practice and other acquisitions or dispositions not exceeding in either case $50,000 in the aggregate, or creating or incurring any Lien, other than a Permitted Lien, on any Assets and Properties used or held for use in the conduct of the Business and Seller's mix of inventory prior to Closing shall remain consistent with Seller's historical pattern and practice; PROVIDED, HOWEVER, that Seller may close the Stores located in Arlington, Texas (Seller's Store Number 4), Augusta, Georgia (Seller's Store Number 44), and Riverside, California (Seller's Store Number 53) (the "Three Closing Stores"), liquidate the inventory and equipment at the Three Closing Stores, and, transfer prior to Closing any inventory or equipment of the Three Closing Stores to Seller's distribution center.

          (b)  entering into, amending, modifying, terminating
     (partially or completely), granting any waiver under or giving any consent with respect to any material Business Contract or any material Business License;

          (c) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Business Contract or any Business License;

          (d) canceling or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of Seller under, any material Liability of or owing to Seller in connection with the Business, other than in the ordinary course of business consistent with past practice;

          (e) engaging with any Person in any Business Combination, unless such Person agrees, to the extent applicable, in a written instrument in form and substance reasonably satisfactory to Purchaser to adopt and comply with the terms and conditions of this Agreement as though such Person was an original signatory hereto;

          (f) engaging in any transaction with respect to the Business with any officer, director, Affiliate or Associate of Seller or any Associate of any such officer, director or Affiliate, either outside the ordinary course of business consistent with past practice or other than on an arm's-length basis;

          (g) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Business in an aggregate amount exceeding $25,000; or

          (h) entering into any agreement to do or engage in any of the foregoing.

     4.07 SECURITY DEPOSITS. Each of Parent and Seller shall take all actions necessary to transfer to Purchaser on the Closing Date all of Seller's and Parent's right, title and interest in and to the Tenant Security Deposits.

     4.08 DELIVERY OF BOOKS AND RECORDS, ETC.; REMOVAL OF PROPERTY.

          (a) On the Closing Date, each of Seller and Parent will deliver or make available to Purchaser at the Stores at which the Business is conducted (other than the headquarters' office) all of the Business Books and Records and such other Seller Assets as are in Seller's or Parent's possession at other locations, and if at any time after the Closing Seller or Parent discovers in its possession or under its control any other Business Books and Records or other Seller Assets, it will forthwith deliver such Business Books and Records or other Seller Assets to Purchaser. Parent and Seller shall provide access to Purchaser to review and copy any Business Books and Records located at Seller's headquarters' office.

          (b) Within thirty (30) days after the Closing Date, Seller and Parent shall remove all Assets and Properties that are not being sold to Purchaser hereunder (but are not the subject of the Computer Services Agreement) from the real property that is the subject of any Real Property Lease. Such removal shall be at the sole cost and risk of Seller and Parent, including risk of loss and damage to such Assets and Properties. Purchaser shall have no liability to Seller or Parent with respect to such removal and transportation. Seller and Parent shall be responsible for all repairs to the Real Property and Improvements due to damage caused by Seller or Parent and their respective employees and agents in connection with the removal of Seller's or Parent's Assets and Properties.

     4.09 NONCOMPETITION.

          (a)  Each of Seller and Parent shall, for a period of five
     (5) years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates:

               (i) employing, engaging or seeking to employ or engage any Person who had been an employee of Purchaser or any of its Affiliates engaged in the Business at the time of Closing, unless such employee (A) resigns voluntarily (without any solicitation from Seller or any of its Affiliates) (B) is terminated by Purchaser or any of its Affiliates after the Closing Date or (C) is not offered employment by Purchaser at Closing Date;

               (ii) causing or attempting to cause (A) any client, customer or supplier of the Business to terminate or materially reduce its business with Purchaser or any of its Affiliates or (B) any officer, employee or consultant of Purchaser or any of its Affiliates engaged in the Business to resign or sever a relationship with Purchaser or any of its Affiliates;

               (iii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Business or, to the extent known by Parent or Seller to be confidential and not generally available from other sources, relating to any client, customer or supplier of the Business; or

               (iv) except for the sales of goods by Seller's J Mar division that constitute sales of religious products on a wholesale basis, participating or engaging in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any business in the United States to sell Christian Bibles, Christian books (including Christian family and inspirational books) and related gifts, music and novelty items in any retail store or chain whose sales are primarily religious products.

          (b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

          (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and that Purchaser will be entitled to injunctive or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach of such provisions may be effectively restrained.

     4.10 NOTICE AND CURE. Seller and Parent will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with access to reasonably detailed information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that, prior to the termination of any survival period applicable to the covenant, agreement, representation, or warranty set forth in this Agreement, causes or will cause any covenant or agreement of Seller or Parent under this Agreement to be breached or that renders or will render untrue any representation or warranty of Seller or Parent contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Seller and Parent also will notify Purchaser promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Seller or Parent in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser's right to seek indemnity under Article IX.

     4.11 FULFILLMENT OF CONDITIONS. Each of Seller and Parent will execute and deliver at the Closing each Operative Agreement that Seller or Parent is required hereby to execute and deliver as a condition to the Closing, and will otherwise use its commercially reasonable efforts to achieve satisfaction of the conditions to Closing set forth in this Agreement and to consummate the Closing on the terms set forth in this Agreement.

     4.12 TRANSFER TAXES. Each of Seller and Parent shall pay, and shall jointly indemnify Purchaser, the officers, directors, employees and agents of Purchaser, the direct and indirect Affiliates of Purchaser and the direct and indirect stockholders, officers, directors, partners, employees and agents of such Affiliates with respect to any Transfer Taxes which become payable in connection with the transactions contemplated by this Agreement and the Operative Agreements.

     4.13 STORE LEASES. For those Real Property Leases for Stores for which Parent has provided a guaranty to the landlord, Parent agrees to continue such guaranty in full force and effect if necessary to secure the assignment of or sublease under the lease to Purchaser; PROVIDED, HOWEVER, that to the extent permitted under the guaranty, Parent may revoke any guaranty prior to Purchaser's notification of any renewal of any lease that the Purchaser has elected to renew as assignee or sublessee. Parent, Seller and Purchaser each agree to use commercially reasonable efforts prior to the Closing to remove Parent and Seller from the leases to be assigned or sublet to Purchaser at the Closing on terms to Purchaser no less favorable than the terms to Seller, but if Parent and Seller are not removed at or prior to Closing, Purchaser, Parent and Seller shall each use best efforts to so remove Parent and Seller on such terms after the Closing but no later than applicable Real Property Lease expiration date.
Purchaser shall notify Seller if Purchaser intends to renew any applicable Real Property Lease assigned or sublet to Purchaser and as to which Parent has guaranteed payment at least 30 days prior to the renewal. Parent and Seller agree to pay all costs or fees (other than any advance rental payments) requested by any landlord for Seller to assign or sublease any Real Property Lease to Purchaser. As of the Closing, Seller assigns to Purchaser all of Seller's rights and related benefits relating to any representation or warranty in connection with any Environmental Liability or Environmental Claim extended to the Seller by the landlord of each Store that is the subject of a Real Property Lease which is assigned to the Purchaser or as to which the Purchaser is a subleasee or the Store is operated for the benefit of the Purchaser under a Management Agreement. Parent and Seller agree to notify promptly the Purchaser if after the signing of this Agreement the Seller terminates a manager of a Store or inventory control manager at a Store or the Store or inventory control manager shall terminate his or her employment. Upon receipt of the notice, Purchaser shall have the right to elect in its sole discretion to furnish for any period of time at its own costs an employee of Purchaser to perform the duties of the terminated Store or inventory control manager. If Purchaser so elects to furnish an employee, Seller shall use the services of Purchaser's employee to operate the Store in the function of a Store or inventory control manager as the case may be.

     4.14 EMPLOYEES. Seller shall pay in full all compensation, benefits and severance obligations arising from the employment and any termination of employment of any Employee. Subject to its due diligence investigation and the Purchaser's sole and absolute discretion not to offer employment to any of Seller's Employees employed in the Business, Purchaser acknowledges only as of the execution date of this Agreement that it intends to offer employment to at least a majority of Seller's Employees employed as of the Closing at Stores transferred or sublet to or managed by the Purchaser

("Purchaser's Acknowledgment of Employment Intention"). Purchaser's Acknowledgment of Employment Intention neither creates nor implies any commitment or obligation to any Person to interview, offer employment to or hire any employee of Seller, or to hire such employees on any terms. Purchaser shall notify Seller at least ten days prior to the Closing of the names of Seller's employees to whom it plans to offer employment.
Purchaser shall be free to interview and hire any or all of the Seller's former employees, upon such terms and conditions as Purchaser in its sole discretion may determine. If Purchaser hires any such employees ("Hired Employees"), seniority with the Seller shall be used as the basis for seniority with Purchaser, including, without limitation, service credit with Seller shall be credited for purposes of eligibility and vesting in any Plans of Purchaser and, in a manner consistent with Purchaser's vacation entitlements policy as disclosed to Seller, for purposes of vacation entitlements of the Hired Employees. Purchaser shall offer all Hired Employees and their dependents group health coverage to be effective upon the first date of the month following the date that completes thirty days of service with either Seller or Purchaser, or both, with no preexisting condition exclusion or waiting period.

     4.15 USE OF NAME. After the Closing Date, neither Parent nor Seller nor any Affiliate of Parent or Seller, shall use the name "Joshua" or "Joshua's Christian Stores" or any variation thereof (the "Names"), or any other trade name, trademark, logo, or service mark included in the Seller Assets. After the Closing Date, neither Parent nor Seller shall, through any actions or conduct, represent or imply to any person that Parent or Seller is affiliated with Purchaser. On the Closing Date, or as soon as practicable after the Closing Date, Parent and Seller shall terminate any assumed name registration to the use of the Names (or any variation of the Names) and shall deliver evidence of the termination to Purchaser. In addition, Parent and Seller shall cooperate with Purchaser to effect a timely transfer of the Names to Purchaser so that there will be no recording gap between Purchaser and Parent and Seller with respect to the Names.


                           ARTICLE V

                     COVENANTS OF PURCHASER

          Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing, and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein, or if no period is specified, indefinitely. Purchaser will comply with all covenants and provisions of this Article V, except to the extent Seller may otherwise consent in writing.

     5.01 REGULATORY AND OTHER APPROVALS. Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Schedules 3.03 and 3.04 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Seller or such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) cooperate with Seller as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

     5.02 NOTICE AND CURE. Purchaser will notify Seller promptly in writing of, and contemporaneously will provide Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Purchaser also will notify Seller promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Seller's right to seek indemnity under Article IX.

     5.03 FULFILLMENT OF CONDITIONS. Purchaser will execute and deliver at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing, and will otherwise use its commercially reasonable efforts to achieve satisfaction of the conditions to Closing set forth in this Agreement and to consummate the Closing on the terms set forth in this Agreement.

     5.04 STORE OPENING FUNDS. Purchaser shall pay to Seller at the Closing an amount equal to the Store Opening Funds.


                          ARTICLE VI

             CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser hereunder are subject to the satisfaction, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

     6.01 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Seller or Parent in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) on and as of the Closing Date as though such representation or warranty were made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) on and as of such earlier date.

     6.02 PERFORMANCE. Each of Seller and Parent shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller or Parent at or before the Closing.

     6.03 OFFICERS' CERTIFICATES. Each of Seller and Parent shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of Seller or Parent (as the case may be), substantially in the form and to the effect of EXHIBIT C hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Seller or Parent (as the case may be), substantially in the form and to the effect of EXHIBIT D hereto.

     6.04 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

     6.05 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser, Seller and Parent to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and
(d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

     6.06 THIRD PARTY CONSENTS. The consents (or in lieu thereof waivers) listed in SECTION 6.06 OF THE DISCLOSURE SCHEDULE, and all other consents (or in lieu thereof waivers) to the performance by Purchaser, Seller, Parent of their obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser, Seller, or Parent is a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser, the Seller Assets, the Assumed Liabilities or the Business or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Purchaser, (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.

     6.07 OPINION OF COUNSEL. Purchaser shall have received the opinion of Hughes & Luce, L.L.P., counsel to Parent and Seller, dated the Closing Date, substantially in the form and to the effect of EXHIBIT E hereto.

     6.08 REAL PROPERTY LEASES. For at least 48 of the Real Property Leases described in SECTION 1.01(a)(i) OF THE DISCLOSURE SCHEDULE, Seller shall have delivered to Purchaser an Estoppel Certificate and Consent to Assignment from the lessor thereunder or a sublease for the Store site thereunder in form and substance reasonably satisfactory to Purchaser, each in full force and effect, that allows Purchaser to operate at least 48 of the Stores after Closing in compliance with the terms of the Real Property Leases relating to the Stores. Parent and Seller shall have executed and delivered to Purchaser a Management Agreement in form and substance reasonably satisfactory to Purchaser for Purchaser or Seller to operate for Purchaser's benefit any Store under the name "Family Christian Stores" for which such Estoppel Certificate and Consent to Assignment or such sublease has not been received, which will continue in effect until such Estoppel Certificate and Consent to Assignment or such sublease shall be given or until the expiration of the existing term of the Store's Real Property Lease. For any Store required by a landlord to be open on Sunday, Purchaser shall have received the landlord's consent in form satisfactory to Purchaser that the Store may be closed on Sunday. No Site, or portion of a Site, relating to a Store shall be listed or included within a listing as an Environmental Clean-Up Site.

     6.09 FINANCING. Purchaser shall have obtained financing having terms satisfactory to Purchaser and (a) the net proceeds of which are in an amount at least equal to the sum of (i) the Purchase Price plus (ii) anticipated working capital requirements of Purchaser after the consummation of the transactions contemplated by this Agreement, plus
(iii) the aggregate amount of expenses of Purchaser incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (b) pursuant to which Purchaser shall have obtained the consent by its existing senior and subordinated lenders that the discharge of any Lien granted by agreement to a landlord pursuant to no more than thirteen Real Property Leases on any fixture in or leasehold improvement on the Stores that are the subject of such Real Property Leases or any other Lien on any other assets in the Business shall not be required for Purchaser to comply with any provisions of Purchaser's existing lending agreements with the respective lenders or the financing related to the transactions contemplated by this Agreement. Purchaser shall have obtained the consents of any lender permitting Purchaser to issue the Promissory Note in compliance with any lending agreement.

     6.10 DELIVERIES. Seller and Parent shall have delivered to Purchaser the Assignment and Assumption Agreement and the other Assignment
Instruments.

     6.11 PROCEEDINGS. All proceedings to be taken on the part of Seller or Parent in connection with the transactions contemplated by this Agreement shall have been consummated. Purchaser shall have received the consent of all of Purchaser's senior and subordinated lenders that shall be required to waive any provision in their respective lending agreements that Purchaser may violate to consummate the transactions contemplated by this Agreement, or obtain any consent required hereunder.

     6.12 COMPUTER SERVICES AGREEMENT. If Purchaser elects to use any of Seller's Computer Equipment, Purchaser shall have entered into the Computer Services Agreement with Seller in form reasonably acceptable to Purchaser.

     6.13 NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the Condition of the Business since December 31, 1997, excluding the effects of (1) any Employees quitting employment with Seller after the announcement of the transactions contemplated by this Agreement, (2) changes in the operations of the Business required by this Agreement or requested in writing by Purchaser, and (3) changes in the terms or relationship between Seller and vendors after the announcement of the transactions contemplated by this Agreement attributable to the announced transaction.


                          ARTICLE VII

         CONDITIONS TO OBLIGATIONS OF SELLER AND PARENT

          The obligations of Seller and Parent hereunder are subject to the satisfaction, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller):

     7.01 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Purchaser in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) on and as of the Closing Date as though such representation or warranty were made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) on and as of such earlier date.

     7.02 PERFORMANCE. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

     7.03 OFFICERS' CERTIFICATES. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of Purchaser (as the case may be), substantially in the form and to the effect of EXHIBIT G hereto, and a certificate, dated the Closing Date and executed by the Secretary or Assistant Secretary of Purchaser (as the case may be), substantially in the form and to the effect of EXHIBIT H hereto.

     7.04 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material distribution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Seller, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Seller or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

     7.05 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller, Parent, Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

     7.06 THIRD PARTY CONSENTS. All consents (or in lieu thereof waivers) listed in SECTION 7.06 OF THE DISCLOSURE SCHEDULE, and all other consents (or in lieu thereof waivers) to the performance by Purchaser, Seller, Parent of their obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser, Seller, or Parent is a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Parent or Seller, or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Parent or Seller, (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Seller, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.

     7.07 OPINION OF COUNSEL. Each of Parent and Seller shall have received the opinion of Warner Norcross & Judd LLP, counsel to Purchaser, dated the Closing Date, substantially in the form and to the effect of
EXHIBIT I hereto.

     7.08 DELIVERIES. Purchaser shall have delivered to Seller the Assignment and Assumption Agreement and the other Assumption Instruments.

     7.09 PROCEEDINGS. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement shall have been consummated. Parent shall have received the consent of Parent's senior lenders that shall be required to waive any provision under any lending agreement that Parent or Seller may violate to consummate the transactions contemplated by this Agreement, or obtain any consent required thereunder.

     7.10 COMPUTER SERVICES AGREEMENT. If Purchaser elects to use any of Seller's Computer Equipment, Seller shall have entered into the Computer Service Agreement with Purchaser in form reasonably acceptable to Seller.

     7.11 NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, condition, (financial or otherwise), results of operations, Assets and Properties and prospects of the business of Purchaser since December 31, 1997.

     7.12 ADDITIONAL INDEBTEDNESS. Purchaser shall not have incurred any additional material Indebtedness other than (a) in the ordinary course of business or (b) pursuant to any credit facility arrangement with Purchaser's lenders in effect as of the date of this Agreement.


                         ARTICLE  VIII

            SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                    COVENANTS AND AGREEMENTS

     8.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business, the right of Parent and Seller (whether or not exercised) to investigate Purchaser, or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of any other party contained in this Agreement, a party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement. The representations, warranties, covenants and agreements of Seller, Parent, and Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 2.01, 2.02, 2.28, 3.01, 3.02 and 3.06 and any representation and warranty relating to the delivery of the Seller Assets free and clear of any Lien other than a Permitted Lien, (b) until the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the representations contained in Section 2.09,
Section 2.12 (insofar as they relate to ERISA or the Code), Section 2.21(c) and under Section 9.01(a)(iii) and Section 9.01(b)(iv), until the end of the existing term of the applicable Real Property Lease (excluding any extensions or renewals), with respect to the representations and warranties relating to any Store set forth in Section 2.21(a) and (b); (d) until the second anniversary of the Closing Date, with respect to all representations and warranties other than those specifically identified in clauses (a),
(b), or (c) above, and (e) for a period of two years after any breach with respect to each covenant or agreement contained in this Agreement or in any Operative Agreement, except that any representation or warranty that would otherwise terminate in accordance with clause (a), (b), (c), (d) or (e) above, and the right of a party to deliver a Claim Notice or Indemnity Notice with respect thereto, will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under
Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in
Article IX.


                          ARTICLE IX

                        INDEMNIFICATION

     9.01 INDEMNIFICATION.

          (a) Seller and Parent each shall, jointly and severally, indemnify Purchaser, and their officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of any representation, warranty, covenant or agreement on the part of Seller or Parent contained in this Agreement, (ii) a Retained Liability, (iii) Seller's failure to comply with the terms of any applicable bulk sales act of comparable statutory provisions of each applicable jurisdiction, (iv) the operation of the Business prior to Closing, including without limitation any obligation or liability to any employee of Seller in connection with the employment or any termination of employment of any employee; any and all claims arising from any failure or alleged failure to provide notice to Seller's Employees under WARN or any similar state or local statute or governmental regulations or ordinance, whether any of the claims are asserted against Parent, Seller or Purchaser, and all claims asserted by current or former employees of Seller who are not actually employed by Purchaser after the Closing Date for benefits pursuant to COBRA, whether any of those claims are asserted against Purchaser or Seller; or
     (v) the enforcement by Purchaser of its indemnification rights under Article IX.

          (b) Purchaser shall indemnify Seller, Parent and their officers, directors, employees, agents, and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement; (ii) an Assumed Liability; (iii) Purchaser's failure to comply with any federal, state or local laws, including but not limited to discrimination laws, in connection with Purchaser's interviewing or hiring of any of Seller's employees;
     (iv) any payment made by Parent pursuant to any guaranty of any Real Property Lease for any obligation that Purchaser assumed with respect to the Real Property Lease pursuant to
     Section 1.02(a)(i) of this Agreement; (v) the operation of the Business after the Closing; and (vi) the enforcement by Parent or Seller of their indemnification rights under Article IX.

          (c) No amounts of indemnity shall be payable as a result of claims arising under Section 9.01(a)(i) or Section 9.01(b)(i), unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of $100,000 in the aggregate under such Section, in which event such Indemnified Parties shall be entitled to seek indemnity from the applicable Indemnifying Parties for the amount of such Losses in excess of $100,000 (the "Basket"): provided, however, that the Basket shall not apply to breaches of any representation or warranty contained in Sections 2.01, 2.02, 2.09, 2.12, 2.28, 3.01, 3.02 3.09 and
     3.11. The maximum amount of Losses for which indemnification is payable under Section 9.01(a)(i) (exclusive of any representation or warranty under Sections 2.01, 2.02, 2.09, and 2.21 and any representation and warranty relating to the delivery of the Seller Assets free and clear of any Lien other than a Permitted
     Lien) or 9.01(b)(i) (exclusive of Section 3.01, 3.02 and 3.09 shall be $2,000,000. The maximum amount of Losses for which indemnification is payable under Section 9.01(a)(i) for any breach of a representation or warranty under Section 2.21(a) or
     (b) or any indemnification under Section 9.01(a)(v) shall be $5,000,000. The maximum amount of Losses for which indemnification is payable under Section 9.01(a)(i) for any breach of a representation and warranty under Section 2.21(c) shall be $11,500,000.

          (d) So long as any claims for Losses shall be for an amount in aggregate less than the unpaid principal balance of the Promissory Note, Purchaser may, as Purchaser's sole and exclusive remedy (other than as set forth in Section 9.02(d) of this Agreement) in the event of any breach of this Agreement by Parent or Seller or to effect indemnification against Parent or Seller under this Article, withhold sums payable to Seller or Parent pursuant to the Promissory Note to the extent of any claim asserted by Purchaser, and offset against the amounts due under the Promissory Note any amounts or reasonably estimated amounts that Purchaser is entitled pursuant to indemnification or reimbursement under this Agreement or otherwise. Any sums so withheld shall operate as a discharge, to the extent of the amount withheld and offset, of Purchaser's payment obligations to Seller under the Promissory Note as well as a discharge, to the extent of the amount withheld and offset, of Parent's and Seller's indemnification obligations. Notwithstanding the foregoing, prior to Purchaser withholding sums pursuant to this Section for indemnification against Parent or Seller, Purchaser will provide Parent or Seller with 30 days' written notice describing the indemnification claim, including the amount of such claim. Parent or Seller shall have 30 days after delivery of the written notice to notify Purchaser in writing of any objections to the indemnification claim. If Parent or Seller objects to the indemnification claim, Purchaser, Parent and Seller agree to use their reasonable efforts to resolve such claim. The parties agree and acknowledge that if any claim for indemnification and offset pursuant to this Section remains unresolved, including any continuing third party claim pending against Purchaser, upon maturity of any payment of principal of and interest on the Promissory Note, the term of the Promissory Note will be extended for such principal amount equal to the reasonably estimated total of the unresolved claim (at the same interest rate and other terms) until such claim is resolved. Further, the parties agree and acknowledge that the Purchaser shall pay when due in accordance with the terms of the Promissory Note all principal amounts of the Promissory Note and interest thereon that are in excess of an unresolved claim for indemnification and offset pursuant to this Section. For the period the Promissory Note is extended for an unresolved claim (if any) interest will accrue on that portion of principal of the Promissory Note that becomes payable (if not subject to offset) upon resolution of any disputed claim. For the period the Promissory Note is extended (if any) interest will not accrue on that portion of the principal of the Promissory Note that is finally determined to be subject to offset under this Section.

     9.02 METHOD OF ASSERTING CLAIMS. All claims for indemnification by any Indemnified Party under Section 9.01 will be asserted and resolved as follows:

          (a) In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 9.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, Parent, Purchaser, or any Affiliate of Seller, Parent, or Purchaser (a "Third Party

     Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall limit the Indemnified Party's rights hereunder unless (and then solely to the extent) that such delay materially impairs the Indemnifying Party's ability to respond to the Third Party Claim. The Indemnifying Party will notify the Indemnified Party as soon as practicable whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

               (i) If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.02(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party in a reasonable manner and in good faith to a final conclusion. The Indemnifying Party shall have full authority to settle such Third Party Claim (but only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to
          Section 9.01). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this Section 9.02(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests if the Indemnified Party shall have first notified the Indemnifying party of the Indemnified Party's intentions to file such pleadings or take such action and the Indemnifying party fails timely to file the pleading or take the action timely to protect the Indemnified party's interest; and PROVIDED FURTHER, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying

          Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.02(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under
          Section 9.01 with respect to such Third Party Claim.

               (ii) If the Indemnifying Party fails to notify the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claims that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.02(a), or if the Indemnifying Party gives such notice but fails to prosecute in a reasonable manner and in good faith or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the fifteen-day period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (which costs and expenses shall be reasonable), the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld).
          The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting and PROVIDED, FURTHER that the Indemnifying Party may later upon request assume the full control of the defense and proceedings upon the written consent of Indemnified Party in Indemnified Party's sole discretion. Notwithstanding the foregoing provisions of this Section 9.02(a)(ii), if the Indemnifying Party has notified the Indemnified Party that the Indemnifying Party disputes its liability under this Article IX to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the

          Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 9.02(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.02(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

          (b) In the event any Indemnified Party should have a claim under Section 9.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall limit the Indemnified Party's rights hereunder unless (and then solely to the extent) that such delay materially impairs the Indemnifying Party's ability to respond to the claim. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within sixty (60) days after the Indemnified Party's request whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under
     Section 9.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

          (c) In the event of any Loss resulting from a misrepresentation or breach of warranty or nonfulfillment as to which an Indemnified Party would be entitled to claim indemnity under Section 9.01 but for the provisions of Section 9.01(c), such Indemnified Party may nevertheless deliver a written notice to the Indemnifying Party containing the information that would be required in a Claim Notice or an Indemnity Notice, as applicable, with respect to such Loss. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described therein or fails to notify the Indemnified Party within sixty (60) days after the Indemnified Party's request whether the Indemnifying Party disputes the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Loss specified in the notice will be conclusively deemed to have been incurred by the Indemnified Party for purposes of making the determination set forth in Section 9.01(c). If the Indemnifying Party has timely disputed the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

          (d) Except as set forth in Section 4.09(c) and Article X of this Agreement, the rights accorded to Indemnified Parties under this Article IX shall be the sole and exclusive remedy and relief with respect to the representations, warranties, covenants and agreements set forth in this Agreement, other than any remedy or relief from liability for any willful and knowing breach of this Agreement, knowingly false representations or warranty or fraud.


                           ARTICLE X

                          TERMINATION

     10.01 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

          (a) at any time before the Closing, by mutual written agreement of Seller and Purchaser;

          (b) at any time before the Closing, by Parent or Seller, on the one hand, or Purchaser, on the other hand, in the event (i) of a material breach hereof by the non-terminating parties if such non-terminating parties fail to cure such breach within five
     (5) Business Days following notification thereof by the terminating parties or (ii) upon notification of the non-terminating parties by the terminating party that the satisfaction of any condition to the terminating parties' obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating parties;

          (c) at any time after May 15, 1998, upon notice of at least two Business days by Parent and Seller if Purchaser shall not have notified Parent or Seller that the conditions to Purchaser's obligation under this Agreement that are set forth in Section
     6.09 of this Agreement shall have been satisfied or waived and if Purchaser fails to then furnish notice within the two business day period that the conditions shall have been satisfied or waived; or

          (d) at any time after June 15, 1998 (or June 30, 1998 if extended to such date by written notice of Purchaser) by Parent or Seller, on the one hand, or at any time after June 15, 1998 by Purchaser, on the other hand, upon notification of the non-terminating parties by the terminating parties if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

     10.02 LIABILITIES IN EVENT OF TERMINATION. In the event of the termination of this Agreement, this Agreement shall be void and have no effect, and Parent, Seller and Purchaser and their respective directors, officers and shareholders or other Representatives shall have no obligation or liability to each other, except that the provisions in Sections 10.03,
12.04 (to the extent applicable) and 12.06 will continue to apply following any termination of this Agreement.

     10.03 TERMINATION FEE. If (a) this Agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Parent or Seller or the failure of Parent or Seller to satisfy any condition required to be satisfied by it under this Agreement, and (b) within 365 days after the date on which this Agreement is terminated, either an Alternate Transaction occurs, or Parent or Seller enters into a letter of intent or definitive agreement providing for an Alternate Transaction, then Parent and Seller promptly (and in any event within 10 days after receipt of Purchaser's written demand) shall pay to Purchaser liquidated damages ("Liquidated Damages") equal to the lesser of (i) the sum of (w) $500,000 and (x) all of Purchaser's out-of-pocket expenses incurred in connection with this Agreement, the negotiation of letter of intent among Parent, Seller and Purchaser dated April 7, 1998, and this Agreement and the transactions contemplated hereby, including without limitation, its due diligence expenses and the fees and expenses of its professional advisors, or (ii) an amount (the "Alternate Transaction Amount") equal to the difference between the Alternate Transaction Price (as defined below) and the portion of the Purchase Price that would have been allocable to the Assets that shall be the subject of the Alternate Transaction had Parent, Seller and Purchaser consummated the transactions contemplated by this Agreement. If more than one Alternate Transaction shall occur, the Alternate Transaction Amount shall be recomputed as a result of each such Alternate Transaction. The Liquidated Damages shall be payable immediately upon the occurrence of each Alternate Transaction. The

"Alternate Transaction Price" means the value attributed to the Seller based on the maximum price paid for the Seller's assets, equity securities or business in the Alternate Transaction, which shall include, if applicable, the value assigned in the Alternate Transaction to securities or other property exchanged for the Seller's equity securities or received for the Seller's assets or business or the right to vote the shares. For purposes of this Agreement, an "Alternate Transaction" means any transaction, other than sales of inventory in the ordinary course, relating to the acquisition of a material portion of the Seller, its assets, equity securities or Business, in whole or in part, whether directly or indirectly through purchase, merger, consolidation or other business combination. Notwithstanding this Section 10.03, Liquidated Damages shall not be payable by Parent or Seller if (y) the Parent or Seller shall have terminated this Agreement pursuant to Section 10.01(c) and (z) the conditions to Purchaser's obligations as set forth in Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.08, and 6.13 shall have been fulfilled or satisfied as of the date of the termination.


                          ARTICLE XI

                          DEFINITIONS

     11.01     DEFINITIONS.

          (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

          "ACCOUNTS RECEIVABLE" has the meaning ascribed to it in Section 1.01(a)(iii).

          "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

          "AFFILIATE" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that second Person.

          "AGREEMENT" means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.03 and 7.03, as the same shall be amended from time to time in accordance with the terms hereof.

          "ANNUAL FINANCIAL STATEMENT DATE" means March 31, 1998.

          "ANNUAL FINANCIAL STATEMENTS" means the audited consolidated balance sheet of Seller as of March 31, 1998, and the related audited statements of income, shareholders' equity and cash flows of Seller for the fiscal year then ended, in each case including the notes thereto.

          "ASSETS AND PROPERTIES" of any Person at any time of determination means, collectively, all assets, properties and rights of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, at such time, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Bill of Sale, Assignment and Assumption Agreement to be entered into on the Closing Date by Purchaser and Seller, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

          "ASSOCIATE" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

          "ASSUMED LIABILITIES" has the meaning ascribed to it in
Section 1.02(a).

          "ASSUMPTION INSTRUMENTS" has the meaning ascribed to it in
Section 1.04.

          "BENEFIT PLAN" means any Plan established by Seller, or any predecessor or Affiliate of Seller, existing at the Closing Date or prior thereto, to which Seller contributes or has contributed on behalf of any Employee, former Employee or director, or under which any Employee, former Employee or director of Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

          "BOOKS AND RECORDS" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including financial statements; Tax Returns and related work papers and letters from accountants; budgets; pricing guidelines; labels, catalogues, brochures, artwork photographs, advertising material, marketing and productive literature, files and other records and documents; ledgers; journals; deeds; title policies; minute books; stock certificates and books; stock transfer ledgers; Contracts; Licenses; customer lists, church lists and mailing lists; payroll and personnel records; computer files and programs; retrieval programs; operating data and plans; environmental studies and plans; and maintenance records, brochures, catalogues and other documents relating to any Tangible Personal Property.

          "BUSINESS" has the meaning ascribed to it in the recitals hereto.

          "BUSINESS BOOKS AND RECORDS" has the meaning ascribed to it in
Section 1.01(a)(xiii).

          "BUSINESS COMBINATION" means with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person.

          "BUSINESS CONTRACTS" has the meaning ascribed to it in
Section 1.01(a)(vi).

          "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of Michigan or Texas are authorized or obligated to close.

          "BUSINESS LICENSES" has the meaning ascribed to it in
Section 1.01(a)(x).

          "CLAIM NOTICE" means written notification pursuant to
Section 9.23(a) of a Third Party Claim as to which indemnity under
Section 9.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 9.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

          "CLOSING" has the meaning ascribed to it in Section 1.04.

          "CLOSING DATE" means the date on which the Closing actually occurs, which shall be either (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 6.05, 6.06, 7.05 and 7.06 has been obtained, made or given or has expired, as applicable, but in any event no later than June 15, 1998 (or June 30, 1998 if extended by Purchaser pursuant to Section 10.01(d)), or
(b) such other date as Purchaser, Parent and Seller may mutually agree in writing.

          "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "COMPUTER SERVICES AGREEMENT" means the Computer Services Agreement between Seller and Purchaser for Purchaser to use Seller's Computer Equipment in form and substance reasonably satisfactory to Purchaser and Seller.

          "CONDITION OF THE BUSINESS" means the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of the Business.

          "CONTRACT" means any agreement, lease, debenture, note, other evidence of Indebtedness, mortgage, deed of trust, indenture, security agreement or other contract (whether written or oral).

          "DISCLOSURE SCHEDULE" means the schedules delivered to Purchaser by Parent and Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

          "EMPLOYEE" means each employee or officer of Seller engaged in the conduct of the Business.

          "ENVIRONMENT" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

          "ENVIRONMENTAL CLAIM" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, (collectively, "Claims") pursuant to or relating to any applicable Environmental Law by any person (including but not limited to any Governmental or Regulatory Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence,

Release, or threatened Release into the Environment, of any Hazardous Materials at any Store, including but not limited to any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

          "ENVIRONMENTAL CLEAN-UP SITE" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, Resource Conservation and Recovery Information System or on any similar state or local list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law, or at which there has been a Release, threatened or suspected Release of a Hazardous Material otherwise than in compliance with Environmental Laws.

          "ENVIRONMENTAL LAW" means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental or Regulatory Authority, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, including but not limited to: the Clean Air Act, 42 U.S.C. < SECTION > 7401 ET SEQ.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. < SECTION > 9601 ET SEQ.; the Federal Water Pollution Control Act, 33 U.S.C. < SECTION > 1251 ET SEQ.; the Hazardous Material Transportation Act 49 U.S.C. < SECTION > 1801 ET SEQ.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. < SECTION > 136 ET SEQ.; the Resource Conservation and Recovery Act of 1976 ("RCRA"),
42 U.S.C. < SECTION > 6901 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. < SECTION > 2601 ET SEQ.; the Occupational Safety & Health Act of 1970, 29 U.S.C. < SECTION > 651 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. < SECTION > 2701 ET SEQ.; and the state analogies thereto; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Material.

          "ENVIRONMENTAL LIABILITY" means (i) the presence, Release or threatened Release, of any Hazardous Materials existing as of or prior to the Closing Date at, from, in, to, on or under any Store operated by Seller, Parent, any predecessor of Seller or Parent or any entity owned by Seller or Parent other than in compliance with Environmental Laws, (ii) the transportation, treatment, storage, handling or disposal or arrangement for transportation, treatment, storage, handling or disposal of any Hazardous Materials generated by Seller or Parent, any predecessor of Seller or Parent or any entity owned by Seller or Parent at or to any off-Site location prior to the Closing Date in connection with any Store, and otherwise than in compliance with Environmental Laws or (iii) any violation of Environmental Law relating to any Store by Seller or Parent prior to the Closing Date.

          "ENVIRONMENTAL PERMIT" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "ESTOPPEL CERTIFICATE AND CONSENT TO ASSIGNMENT" means the Estoppel Certificate and Consent to Assignment to be entered into at or prior to the Closing among Seller, Parent, Purchaser and any applicable landlord or sublandlord substantially in the form of Exhibit F.

          "EXCLUDED ASSETS" has the meaning ascribed to it in
Section 1.01(b).

          "FINANCIAL STATEMENTS" means the financial statements delivered to Purchaser pursuant to Section 2.06 or 4.05.

          "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

          "GENERAL ASSIGNMENT" has the meaning ascribed to it in
Section 1.04.

          "GIFT CERTIFICATES OUTSTANDING" has the meaning ascribed to it in
Section 1.02(a)(v).

          "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, any stock exchange, quotation service and the National Association of Securities Dealers.

          "HAZARDOUS MATERIAL" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any Governmental or Regulatory Authority.

          "INDEBTEDNESS" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) as an account party under letters of credit and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

          "INDEMNIFIED PARTY" means any Person claiming indemnification under any provision of Article IX, including without limitation a Person asserting a claim pursuant to Section 9.02(c).

          "INDEMNIFYING PARTY" means any Person against whom a claim for indemnification are being asserted under any provision of Article IX, including without limitation a Person against whom a claim is asserted pursuant to Section 9.02(c).

          "INDEMNITY NOTICE" means written notification pursuant to
Section 9.02(b) of a claim for indemnity under ARTICLE IX by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

          "INTANGIBLE PERSONAL PROPERTY" has the meaning ascribed to it in
Section 1.01(a)(viii).

          "INTELLECTUAL PROPERTY" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights (including, but not limited to "Joshua's" and "Joshua's Christian Store"), brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, designs, methodologies, and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

          "INVENTORY" has the meaning ascribed to it in
Section 1.01(a)(ii).

          "INVENTORY CAP" has the meaning ascribed to it under Section
1.03(c)(i).

          "INVENTORY VALUATIONS" has the meaning ascribed to it in Section 1.03(c)(i).

          "INVESTMENT ASSETS" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exercisable or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Seller.

          "KNOWLEDGE," "to the knowledge of" and like terms means the actual knowledge of any officer of the Person after reasonable inquiry of subordinate employees.

          "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          "LIABILITIES" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, known or unknown fixed or otherwise, or whether due or to become due).

          "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

          "LIENS" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

          "LOSSES" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

          "MANAGEMENT AGREEMENT" means the Management Agreement to be entered into at or prior to the Closing among Seller, Parent, Purchaser and any applicable landlord or sublandlord in form and substance reasonably satisfactory to Seller, Parent and Purchaser.

          "OPERATIVE AGREEMENTS" means, collectively, the Promissory Note, General Assignment and Assumption Agreement, the other Assignment

Instruments and Assumption Instruments, Computer Services Agreement and Management Agreement.

          "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "OTHER ASSETS" has the meaning ascribed to it in
Section 1.01(a)(xiv).

          "PARENT" has the meaning ascribed to it in the introductory paragraph of this Agreement.

          "PERMITTED LIEN" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Lien which, individually or in the aggregate with other such Liens, does not materially impair the value of the property subject to such Lien or interfere with the use of such property in the conduct of the Business or the business of Purchaser, as the case may be, and (iv) the landlord's liens set forth in the number of Real Property Leases described in Section 6.09 of the Agreement.

          "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          "PERSONAL PROPERTY LEASES" has the meaning ascribed to it in
Section 1.01(a)(v).

          "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          "PREPAID EXPENSES" has the meaning ascribed to it in
Section 1.01(a)(vii).

          "PROMISSORY NOTE" has the meaning ascribed to it in Section
1.03(d).

          "PURCHASE PRICE" has the meaning ascribed to it in Section
1.03(a).

          "PURCHASER" has the meaning ascribed to it in the introductory paragraph of this Agreement.

          "PURCHASER'S FINANCIAL STATEMENTS" has the meaning ascribed to it in Section 3.06.

          "QUALIFIED PLAN" means each benefit plan which is intended to qualify under Section 401 of the Code.

          "REAL PROPERTY LEASES" has the meaning ascribed to it in
Section 1.01(a)(i).

          "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

          "REPRESENTATIVES" has the meaning ascribed to it in Section 4.02.

          "RESOLUTION PERIOD" means the period ending thirty (30) calendar days following receipt by an Indemnified Party of a Dispute Notice.

          "RETAINED LIABILITIES" has the meaning ascribed to it in
Section 1.02(b).

          "SECURITY AGREEMENTS" has the meaning ascribed to it in Section
2.23.

          "SELLER" has the meaning ascribed to it in the introductory paragraph of this Agreement.

          "SELLER ASSETS" has the meaning ascribed to it in Section
1.01(a).

          "SELLER'S COMPUTER EQUIPMENT" has the meaning ascribed to it in
Section 1.01(b)(iii).

          "SITE" means any of the real properties currently or previously owned, leased or operated by the Parent or the Seller, any predecessors of the Parent or the Seller or any entities previously owned by the Parent or the Seller, in each case in connection with the Assets or the Business, including all soil, subsoil, surface waters and groundwater thereat.

          "STORE" has the meaning ascribed to it in Section 1.01(a).

          "STORE OPENING FUNDS" has the meaning ascribed to it in Sections 1.01(a)(xiii).

          "STORE RELOCATION EXPENSE" means the amount of direct, reasonable out-of-pocket costs (as described in Schedule 11 to this Agreement) that Purchaser may incur to relocate a Store (a "Nontransferred Store") as to which Purchaser is required to relocate because (1) Seller shall not have delivered to Purchaser an Estoppel Certificate and Consent to Assignment in form and substance reasonably acceptable to Purchaser to operate the Store after the Closing for a period until at least the expiration of the existing term of the Real Property Lease relating to the Store and (2) prior to the end of the term of any such Real Property Lease, the lessor for such lease has issued a notice of default with respect to the continued operation of the Store (which notice has not been withdrawn) by or for the benefit of Purchaser; provided, however, that the maximum reimbursement for any Store shall be $100,000.

          "TANGIBLE PERSONAL PROPERTY" has the meaning ascribed to it in
Section 1.01(a)(iv).

          "TAX" or "TAXES" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, AD VALOREM, value added, franchise, bank shares, withholding, payroll, employment, excise, sales, use, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

          "TAX RETURNS" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

          "TENANT SECURITY DEPOSITS" has the meaning ascribed to it in
Section 1.01(a)(xii).

          "THIRD PARTY CLAIM" has the meaning ascribed to it in Section
9.02(a).

          "TRANSFER TAXES" means sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

          "UNCOLLECTED ACCOUNT" has the meaning ascribed to it in
Section 1.03(c)(ii).

          "VEHICLES" has the meaning ascribed to it in Section 1.01(a)(x).

          (b) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) the words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation"; and (vi) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Seller in connection with the Business. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                          ARTICLE XII

                         MISCELLANEOUS

     12.01 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

          If to Purchaser:

               Family Bookstores Company, Inc.
               5300 Patterson, S.E.
               Grand Rapids, Michigan 49530
               Attention:  Leslie E. Dietzman, President and CEO

          with a copy to:

               Warner Norcross & Judd LLP
               900 Old Kent Building
               111 Lyon, N.W.
               Grand Rapids, Michigan 49503
               Attention:  Alex J. DeYonker

          If to Seller or Parent, to:

               Tandycrafts, Inc.
               The Development Association, Inc.
               1400 Everman Parkway
               Forth Worth, Texas 76140
               Attention: Michael J. Walsh, President and CEO with a copy to:

               Tandycrafts, Inc.
               Legal Department
               1400 Everman Parkway
               Fort Worth, Texas 76140
               Attention:  Russell L. Price

          and a copy to:

               Hughes & Luce, L.L.P.
               1717 Main Street
               Suite 2800
               Dallas, Texas 75201
               Attn:  Michael W. Tankersley

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section and electronically confirmed as received and a hard copy promptly sent by First Class Mail, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     12.02 BULK SALES ACT. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction.

     12.03 ENTIRE AGREEMENT. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation that certain letter of intent between Purchaser, Parent and Seller dated April 7, 1998, and the certain Confidentiality Agreements between Purchaser and Parent dated May 13 and July 10, 1997, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

     12.04 EXPENSES. Except as otherwise expressly provided in this Agreement (including as provided in Sections 1.03(c)(i), 4.05(a), 10.02 and 10.03), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

     12.05 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, Seller, Parent, and Purchaser shall not issue or make any reports, statements, covenants or releases to the public or generally to the employees, customers, suppliers or other Persons to whom Seller or Parent sells goods or provides services in connection with the Business or with whom Seller otherwise has significant business relationships in connection with the Business with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement document, or release from any other party and such report, statement or release is, in the written opinion of legal counsel to such party, required by Law to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller, Parent, and Purchaser will also obtain each other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

     12.06 CONFIDENTIALITY. For a period of two years from the date of this Agreement, each party hereto will hold, and will use its commercially reasonable efforts to cause its Affiliates and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (a) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law or Governmental Authorities or (b) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning any other party or any of its Affiliates furnished to it by such other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential (the "Confidential Information"); PROVIDED that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning Seller, the Business, the Assets or the Assumed Liabilities furnished by any party hereto. In the event the transactions contemplated hereby are not consummated, upon the request of any other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by such other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives and will not use such information in a manner that would be likely to have a materially adverse effect upon such other party. Each party shall inform their respective Affiliates and Representatives of the confidential nature of the other party's Confidential Information and not to disclose any of the other party's Confidential Information to any other Person. Each party shall be responsible for any breach of Section 12.06 by any of its Representatives.

     12.07 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     12.08 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     12.09 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification under
Article IX.

     12.10 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article IX) to (i) a wholly owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of the Business or a substantial part of the Assets or (iii) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, but no such assignment referred to in clause (i) or (ii) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     12.11 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     12.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF MICHIGAN OR ANY COURT OF THE STATE OF MICHIGAN LOCATED IN THE CITY OF GRAND RAPIDS IN ANY SUCH ACTION, SUIT OR PROCEEDING, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN), PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF MICHIGAN OTHER THAN FOR SUCH PURPOSE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER IN ANY OTHER JURISDICTION.

     12.13 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     12.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

     12.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                         FAMILY BOOKSTORES COMPANY, INC.


                         By: ______________________________________
                              Name:
                              Title:


                         TANDYCRAFTS, INC.


                         By: ______________________________________
                              Name:
                              Title:


                         THE DEVELOPMENT ASSOCIATION, INC.


                         By: ______________________________________
                              Name:
                              Title: